UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
       UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Prepaid Card Holdings, Inc.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in its charter)

                  Nevada                            76-0222016
--------------------------------------------------------------------------------
     (State or other jurisdiction                (I.R.S. Employer
    of incorporation or organization)           Identification No.)


      18500 Von Karman, Suite 530 Irvine, CA               92612
--------------------------------------------------------------------------------
     (Address of principal executive offices)            (Zip Code)

Issuer's telephone number   877-237-6260 x 110
                          --------------------

Securities to be registered pursuant to Section 12(b) of the Act:

               Title of each class       Name of each exchange on which
               to be so registered       each class is to be registered

              None                           N/A
            --------------------------     -------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

  Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                                (Title of Class)


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer       [ ]          Accelerated filer           [ ]
Non-accelerated filer         [ ]          Smaller reporting company   [x]
(Do not check if a smaller
reporting company)

TABLE OF CONTENTS


Item 1.     Description of Business. ..........................................3

Item 1A.    Risk Factors. ....................................................19

Item 2.     Financial Information. ...........................................22

Item 3.     Description of Property. .........................................27

Item 4.     Security Ownership of Certain Beneficial
            Owners and Management. ...........................................27

Item 5.     Directors and Executive Officers, Promoters
            and Control Persons. .............................................29

Item 6.     Executive Compensation. ..........................................32

Item 7.     Certain Relationships and Related Transactions. ..................37

Item 8.     Legal Proceedings. ...............................................38

Item 9.     Market Price of and Dividends on the Registrant's
            Common Equity and Related Stockholder Matters. ...................38

Item 10.    Recent Sales of Unregistered Securities. .........................40

Item 11.    Description of Securities. .......................................43

Item 12.    Indemnification of Directors and Officers. .......................46

Item 13.    Financial Statements and Supplementary Data. .....................47

Item 14.    Changes in and Disagreements with Accountants. ...................47

Item 15.    Financial Statements and Exhibits. ...............................47

Signatures. ..................................................................48

ITEM 1.  DESCRIPTION OF BUSINESS.

A.     BUSINESS  DEVELOPMENT.


Prepaid Card Holdings, Inc., previously known as Berman Holdings, Inc., a Nevada Corporation ("PCH," or the "Company"), through its wholly-owned operating subsidiaries Berman Marketing Group, Inc., a California Corporation ("BMG") and Merchant Processing International, Inc. dba Bank Freedom ("Bank Freedom")(FN 1) is in the business of marketing and management of general use prepaid cards, and selling merchant processing services to national retail companies.

The  Company  was  originally incorporated on October 8, 1986 as Nately National
Corporation, and on April 7, 1987 changed its name to National HealthCare Alliance, Inc. to better reflect the business of the Company at the time. On June 22, 2005, the Ninth Judicial District Court of the State of Nevada entered an order granting custodianship of the Company to Robert K. McBride, due to the finding that the Company had been abandoned by its prior management. Mr. McBride was elected sole director and appointed officer of the Company.

On October 11, 2007, the Company acquired BMG as its operating business, changed its name to Berman Holdings, Inc. on November 2, 2007 to better reflect its operating business, and changed its trading symbol from NHAL to BRMN. The Company changed its name to Prepaid Card Holdings, Inc. on May 2, 2008 to better reflect its operating business and changed its trading symbol from BRMN to PPDC. BMG was formed on February 2, 2007 by the Company's president, Bruce Berman. On March 8, 2008, the Company acquired Merchant Processing International, Inc., which has since filed a D.B.A. and now does business under the name "Bank Freedom," from the Company's president, Bruce Berman.


The Company has not been in bankruptcy, receivership, or any similar proceeding, and, to the best knowledge of management, has not defaulted on the terms of any note, loan, lease, or other indebtedness or financing arrangement requiring the issuer to make any material payments.


The Company began operations in February 2008 as it began the process of accepting orders and shipping the Bank Freedom Prepaid MasterCard, which was first shipped to its customers approximately March 1, 2008. Prior to that, the Company was in the development stage and focused on establishing relationships with key operational partners. In addition to the Bank Freedom prepaid cards, the company is in the business of selling merchant processing services for retail companies nationally, receiving revenues in the form of commissions paid as a percentage of credit card volume for the retailers engaged. Merchant processing services realized revenues of $141,263 from acquisition through June 30, 2008. The Bank Freedom prepaid card, despite beginning operations, did not receive any revenues until April, 2008. The Bank Freedom card realized revenues of $127,723 through June 30, 2008. The prepaid card business model earns revenues through interchange and service fees after issuance of the cards. Prepaid Card Holdings, Inc. had an accumulated deficit of $2,982,419 through June 30, 2008.



--------------------

1. Bank Freedom operates in the prepaid card market solely through an agreement with a third party issuing bank. It is not a traditional commercial "bank" and, other than offering card association branded payment cards directly to consumers through its issuing bank, does not participate in other typical commercial banking services such as making loans, accepting deposits, etc.

B.     FINANCIAL INFORMATION ABOUT SEGMENTS

As defined by generally accepted accounting principles ("GAAP"), we do not have any segments separate and apart from our business as a whole. Accordingly, there are no measures of revenue from external customers, profit and loss, or total assets aside from what is reported in the Financial Statements attached to this Form 10.

C.     BUSINESS OF THE COMPANY

EXECUTIVE  SUMMARY


Through our operating subsidiaries, Berman Marketing Group, Inc. ("BMG") and Merchant Processing International, Inc. dba Bank Freedom ("Bank Freedom"), and strategic alliances with processors, operators and other companies, we operate in the prepaid general use card business, as well as the merchant processing services businesses.

Our Bank Freedom prepaid card business focuses on the general use debit, ATM, Point of Sale ("POS") and signature-based VISA and MasterCard card markets. Our primary target audience for this business is an estimated 100 million unbanked and underbanked individuals in the United States.(FN 2) We believe we are qualified to capture this market due to the following strategic and tactical advantages:

- Marketing - Key Company executives possess critical marketing experience necessary to gain market share in the underbanked demographic. Specifically, the Company's CEO, Bruce Berman, from 2003 to 2007 built a profitable company that sold approximately $20,000,000 in personal finance and business development products to a similar customer demographic through Direct-to-Web direct marketing practices. These practices included television commercials and infomercials, radio, direct mail, print media and internet marketing.

- Operations - Key Company executives have experience in overseeing the development of integrated business systems in the past. One of those systems is known as the Enpointe System, developed for Berman Investment Group, Inc. ("BIG"), a company owned by Bruce Berman our CEO. The Company plans to use the Enpointe system owned by BIG for the deployment of the Company's prepaid card programs. The system is being altered at a cost of approximately $60,000 to the Company. The Enpointe system includes scalable infrastructure capable of handling up to 10,000 customer acquisitions per day. However, the Company does not anticipate receiving this level of traffic.

- Technology - The Company has technology infrastructure capacity to scale to over 10,000 customer acquisitions per day, which is housed in a level 3 NOC Sarbanes Oxley compliant technology center. However, the Company does not anticipate this type of traffic.


--------------------
2. "The Race is On in Prepaid" - Edgar, Dunn, and Company, INSIGHT Volume 24, Sept. 2007

- Compliance and Fraud Detection - Key Company executives have extensive internet fraud detection and prevention experience.

- According to Industry Insiders the underbanked Market is untapped and not penetrated.(FN 3) Single digit percentages of market penetration are estimated (less than 9%).

Our new Bank Freedom prepaid cards and services will target several markets including the estimated 100 million people who either do not have access to credit, do not have a checking account, or who wish for the convenience of a prepaid method of using the debit/ATM/credit card networks. The 100 million estimated is people living in the United States of America, which desire the flexibility of giving their family members access to funds without the risk of credit.


The company intends to raise capital for advertising, operations, acquisitions and general business development.


BUSINESS MODEL AND STRATEGY


We intend to continue to offer merchant processing services to national retail companies and act as an independent sales organization for Columbus Bank and trust.

Our Bank Freedom prepaid card business model is a two part process: acquisition and education.


Typical usage patterns of existing prepaid cards suggest that the first three months of usage are loads (placing funds on the card) and ATM transactions while the fourth and beyond months are POS, debit, and signature based transactions. (FN 5) While ATM transactions do generate revenue, our business model is to encourage POS, signature, and debit transactions, as these types of transactions generate significant revenue through transaction fees and interchange fees. We believe we will achieve success by encouraging the acceptance and use of the prepaid card for these everyday activities.


Therefore, our business strategy is to first engage in a market campaign to acquire customers, and then to educate and influence our customers to adopt the prepaid card into their daily financial management. This will require continuous marketing and touch points both prior to and after customer acquisition.


Revenue
-------


For the merchant processing services, the company receives revenues in the form of commissions paid resulting from a percentage of credit card volume for the retailers engaged.

For the Bank Freedom prepaid cards operations, we derive revenues through fees charged to the cardholders. Those sources may include:



--------------------
3. Mark Troughton - President, Green Dot, Inc. ATM, Debit and Prepaid Show - La Jolla CA. Oct. 2007
5.   ATM, Debit,  and  Prepaid  Forum,  La  Costa,  CA  -  October  2007

     -    Interchange
     -    Bill  pay  fees
     -    Domestic  and  International  ATM  transaction  fees
     -    Debit  purchase  and  PIN  decline  fees
     -    Monthly  maintenance  fees


Pricing
-------


We believe there is a threshold the unbanked consumer will pay for the benefits of a prepaid card. So far, this threshold has yet to be determined. Major players in the market have successfully entered the market, but with estimates of only 5% to 9% market penetration.(FN 6)


Critical to a long-standing relationship with our targeted demographic is pricing. We believe there are several key strategic concepts that will move our card offering beyond the current thinking. In particular:

Do not gouge the customer: There is an apparent perception that prepaid cards offer issuers an opportunity to gouge the customers. We believe this is a problematic strategy as more and more issuers find their way into the market.

Offer Free Services and/or Rebates: Everybody likes getting something free - specifically our targeted demographic.

Following these two points of emphasis, we will determine the optimal type and amount of pricing in order to maximize our penetration of the market.

PRINCIPAL  PRODUCTS  AND  SERVICES

Types  of  Prepaid  Card
------------------------

There are two basic types of prepaid cards: closed loop and open loop. They have the following characteristics:

Closed Loop: Closed loop cards have replaced the traditional "gift certificate" and are commonly known as "gift cards." Purchasers buy a card for a fixed amount and can only use the card at the merchant that issues the card. Generally, few if any laws govern these types of cards. Card issuers or sellers are not required to obtain a license. Closed loop cards are not subject to the Patriot Act, as they generally cannot identify a customer.

Semi-Closed Loop Cards: Cardholders are permitted to redeem the cards at multiple merchants within a geographic area. These types of cards are issued by a third party, rather than the retailer who accepts the card. Examples include university cards and mall gift cards.

--------------------

6. Mark Troughton - President, Green Dot, Inc. ATM, Debit and Prepaid Show - La Jolla CA. Oct. 2007. See "Market Penetration," below.

Open Loop Cards: All of our prepaid cards are open loop cards. Open loop prepaid cards are the most regulated of the prepaid cards. An example is the Payroll card. Payroll cards are used by employers to pay employees. The employee is issued a card that permits access to an account established by the employer. At the end of each pay period, the employee's ability to draw money from that account is increased by the amount of his or her wages. The card may be used at an Automated Teller Machine (ATM) to obtain cash, and, in some instances, may be used at a store to pay for goods purchased. The payroll card is particularly useful for employees who do not have a regular checking or savings account at a financial institution because they can access their wages conveniently.

Distinguishing  features  in  an  open  loop  prepaid  are:

     -    Reloadability
     -    Higher  reload  amount  limits
     - Wide-ranging sources of funds (credit card, cash, corporate payroll, ACH, other prepaid cards)
     -    More  purchase  locations
     -    Greater  network  access  (ATM,  POS,  Signature,  etc.)
     -    Easier  cash  access  (ATM,  remittance)
     -    More  stringent  identification  processes
     -    Lower  risk  and  a  more  evenly  shared  risk  of  loss

Under the Open loop umbrella, there are numerous types of cards being offered today with various degrees of risk to the issuer. These include:

     -    Payroll
     -    Health  Benefits
     -    Corporate  travel  and  expense
     -    Incentive
     -    Remittance
     -    Government  benefits
     -    Disaster  relief

Our  Prepaid  Cards
-------------------


Bank Freedom Prepaid MasterCard: Our Bank Freedom Prepaid MasterCards were first shipped in March, 2008. The initial demand for our Bank Freedom MasterCard exceeded our expectations. As of August 19, 2008, we had shipped a total of 79,184 cards. Of these, 10, 722 are actively being used. A total of $12,174,511 has been loaded onto Bank Freedom cards by our cardholders via our reloading partner, Green Dot, and through direct deposits.

Spanish MasterCard: On June 1, 2008 we launched a Spanish version website for our Bank Freedom Prepaid MasterCard Card program. Spanish speaking customers can go to www.bancolibertadtarjeta.com and order a Bank Freedom Prepaid MasterCard from a website entirely in Spanish. Bank Freedom has always had bilingual customer service agents and a bilingual website for its customers to access their prepaid card accounts; however, to help new

Spanish speaking customers to better understand the benefits of the product they are ordering, we are releasing this new card enrollment website.

Bank Freedom VISA: Bank Freedom received approval from our issuing bank and VISA International to release the Bank Freedom Prepaid VISA card. We anticipant the release of our VISA card in the third quarter of 2008.



Cash  Reloading  Agreement  with  Green  Dot
--------------------------------------------

In December, 2007, Bank Freedom entered into an exclusive agreement with Green Dot to provide cash loading services for card programs managed by Bank Freedom. In May, 2008, Green Dot offered Bank Freedom branding on its point of purchase displays nationally. The Bank Freedom logo will appear on the Green Dot MoneyPak retail displays.

According to Green Dot Corporation, Bank Freedom's logo and brand will appear on Green Dot's point of purchase displays in all Walgreens and CVS/Pharmacy locations throughout the US. Green Dot has rolled out the Walgreens branding in July 2008 and plans to roll out the CVS branding during September 2008.

See "Cash Reload Options," below, for a more detailed discussion of Green Dot and its competitors.



MARKETING


Using our management's experience in the credit card processing field, we have developed and offered the Bank Freedom prepaid MasterCard and plan to issue the Bank Freedom Prepaid VISA card in Q3 of 2008. These cards target the 100 million customers who have difficulty securing credit cards and bank accounts.(FN 8)

During the company's first year in the prepaid card market, our goal is to acquire new prepaid card customers. This will be accomplished through:

- Gaining a market share through direct marketing and establishing a client base;
-    Maintaining a broad range of prepaid cards offerings; and
- Using economies of scale to reduce cost, increase margins, and negotiate preferential agreements.


In order to create awareness of our prepaid cards, the company plans to do the following:


-    Develop  a  comprehensive  direct  marketing  campaign;
-    Match competitive pricing models;
- Implement our business plan more quickly and effectively than our competitors by leveraging existing technology infrastructure previously developed for marketing to the

--------------------
8.   See  "Market  for  Prepaid  Cards,"  below.

     underbanked, leveraging our CEO's experience in customer service of the underbanked, and our management team's experience in Internet technologies; and
- Develop national branding that uses affiliate marketing and related marketing efforts.


Our  Value  Proposition
-----------------------

Through established direct marketing methods known to our executive staff, we intend to propose the following value points to our potential customers:


     - Provide access to financial networks for all people: 10% to 13% of U.S. households, primarily low-to-moderate-income, minorities, and recent immigrants, do not have bank accounts. (FN 9) This represents 100 million people who do not have access to the purchasing online, travel reservation system, and the convenience of debit and ATM networks.


     - Safer than Cash: If the card is lost or stolen, the consumer does not lose the cash. This is important with younger customers and the elderly.

     - Bill Pay: Though online or IVR bill pay, consumers can pay bills at significantly reduced cost than money orders or retail payment outlets.

     - Payroll Deposit: Consumers can have their payroll checks deposits made directly to the card at no cost. This eliminates the typical 3% rate check cashing services offer to the unbanked and the underserved.

     - Access to cash via the worldwide ATM Network: Access to cash without the hassle of check cashing services 24/7.


     - Consumer Recourse: Cash has no recourse. When a consumer wants to return the product when cash is involved they are at the mercy of the retailer for a refund. Leveraging the VISA/MasterCard associations, the consumer has alternative recourse for refunds.


     - Easy Approval: No credit check, no employment necessary, only need valid ID for approval. People with credit and banking problems.

     - Send Money To Anyone: Using our remittance services, customers can send money to any person.

--------------------
9.   "Sizing  the  Market,"  US  Banker, August 1, 2006.FDIC Chairman Don Powell

Marketing  Tools
----------------


We intend to directly market our prepaid cards using the following traditional and non-traditional means:


     - Direct Radio and television to web (sending customers to the internet to order)
     - Direct Radio and television to call centers (sending customers to telephones)
     - Email campaigns to managed opt-in lists of individuals known to have credit issues and or in need of a credit card.
     - Affiliate networks including banner, contextual, search engine optimizations
     -    Pay-per-click  (PPC)  and  Search  Engine  Marketing  (SEM)  campaigns
     -    Direct  mail

Competitive  Advantages
-----------------------


Several  companies  have  a  meaningful  presence  in the prepaid card industry.
However, they do not yet have any significant traction in the radio or television direct response market. Their presence extends only to the Internet and an occasional TV or radio ad with little air time. Some of our competitors include: All Access (Net Spend), Green Dot, Vision Premier, RushCard, Western Union, AccountNow, and Wired Plastic.

There are several smaller, general spending prepaid card programs that do not represent significant market share or recognition. They focus on the internet as their main strategy of application and enrollment. We believe this creates a competitive advantage for the Company and allows us to truly leverage our marketing skills to exploit a more dynamic marketing strategy, including in the areas of direct response and other media markets.


Marketing Technology and Infrastructure
---------------------------------------


Through our operating subsidiary, we have a non-exclusive right to BIG software and hardware technology housed at Equinix facility (http://www.equinix.com/). BIG's technology foundation is capable of handling more than 10,000 orders per day through scalable platforms using Microsoft's SQLServer, multi-redundant databases, web servers, and routers. All technology is highly customizable allowing unlimited number of web sites access to common databases while tracking unlimited marketing campaigns. For compensation of the non-exclusive use of this hardware and software we will pay approximately $1,675 a month to Equinox and $100 a month to Limelight for the hosting of this hardware and software on an annual basis. We will also pay for any software or hardware modifications we request.

The hardware and software infrastructure we are using is a state-of-the-art marketing system that allows us to release multiple websites and track visitors' performance from multiple marketing URLs and channels. Our operating subsidiary currently owns over 700 website URLs that can be run all at the same time with this system. Through minute by minute reporting, BMG can tailor marketing and focus on key geographic using internet, print, radio, and television. The Company is spending approximately $60,000 in custom modifications to this software in order for it to best operate the Company's unique requirements.

MARKET  FOR  PREPAID  CARDS

Timing to enter the prepaid card market is excellent as the market is just becoming established. (FN 10) Major obstacles have prevented market penetration due to problems with reloading cards, inconsistent pricing strategies, and lack of marketing knowledge for the demographic. (FN 11) A recent survey stated the 75% of the customers cited "ease of reload" as their number one concern for a prepaid card. (FN 12)

However, based on the momentum of the reload network, the successful penetration of Green Dot into major retail outlets and the successful alignment of MasterCard with Green Dot, we believe the major obstacle to prepaid card market adoption is cleared and the prepaid card market is finally ready to explode.


The demand for prepaid cards has increased dramatically over the past three years. Independent market data indicates that there is a need for prepaid cards for about 100 million customers. Customer demographics are persons:


     -    With  poor  or  no  credit;
     -    With  a  history  of  poor  checking  account  management;
     -    Who  pay bills through cashiers' checks and other store front outlets;
     -    Who  use  check  cashing  services;  and
     - Who may have companions needing transfer of funds to other countries. (FN 10)

According to Aite Group, U.S. demand is expected to reach over $178 billion in transaction dollars over the next three years. Recognizing this need caused us to increase our presence to take advantage of this growth. The prepaid market is growing at a rapid rate.

According to Aite Group, U.S. demand is expected to reach over $178 billion in transaction dollars over the next three years. Recognizing this need caused us to increase our presence to take advantage of this growth. The prepaid market is growing at a rapid rate.

Green  Dot's  Effect  on  the  Market
-------------------------------------


Critical to the successful implementation of the prepaid card market is the availability to reload the prepaid cards. Prior to early 2007, reloading of prepaid cards was difficult. However, with recent success of Green Dot, that has changed.


The Green Dot MoneyPak(R) is a safe, affordable way of turning cash into a digital form of payment. It is the leading product for loading cash onto prepaid cards, and can be used to make payments and add cash to accounts. Available at over 50,000 retailers nationwide, MoneyPak is a reload and payment solution that empowers consumers who don't use conventional banking and credit card systems with electronic cash payment options. Consumers can purchase a MoneyPak for the suggested retail price of $4.95 or less at any Green Dot retailer location.

--------------------
7. "The Race is On in Prepaid" - Edgar, Dunn, and Company, INSIGHT Volume 24, Sept. 2007
8. "The Race is On in Prepaid" - Edgar, Dunn, and Company, INSIGHT Volume 24, Sept. 2007
9. Mark Troughton - President, Green Dot, Inc. ATM, Debit and Prepaid Show - La Jolla CA. Oct. 2007
10. "General-Use Prepaid Cards: The Path to Gaining Mainstream Acceptance" - James C. McGrath Corresponding author, Payment Cards Center, Federal Reserve Bank of Philadelphia - March, 2007

There can be no assurance, however, that the growth will continue at the present rate, or at all, and the demand for our prepaid cards may not keep up with increases in supply, in which case we may face heightened competition and be unable to sell sufficient quantities of our cards to maintain our volume and profit margin.

Industry  Market  Size
----------------------


The  sale  and  use of prepaid general use cards has increased dramatically over the past 5 years and we believe the market size to be 100 million people. We believe based on market data(FN 11) the market for prepaid cards transactions will raise from 4.5 billion in 2007 to 7.0 billion by 2010. (FN 14)


It has also been estimated that the value of all prepaid card transactions in the United States will increase from $113 billion in 2007 to $178 billion in 2010.

  [GRAPHS OF UNBANKED CONSUMERS OMITTED HERE BUT INCLUDED IN THE PDF VERSION]

The national average for bounced-check fees has reached $27.40. On average, banks charge $1.25 for using an out-of-network ATM. One-third of all consumer purchases in the United States are made through debit cards. (FN 17)

Consumers that utilize money service businesses (check cashing, Moneygram, Western Union and the like) for financial services will generally pay higher fees when compared with customers of traditional financial institutions. For example, a product cost comparison estimated the annual cost of a basic bank account to be $79 compared to total annual fees of $246 when using a check cashing outlet. (FN 18)


Market  Penetration
-------------------

So far, it is estimated that only about 5% to 9% of the Market has been penetrated. We believe the lack of prior penetration is twofold. First, prior to June 2007 the options available to load

--------------------
14. ISOMetrics - The Green Sheet August 13, 2007. The Aite Group, www.aitegroup.com.
15. ISOMetrics - The Green Sheet August 13, 2007. The Aite Group, www.aitegroup.com.
17.  BankRate.com
18.  Federal Reserve Bank of Kansas City - "Strategies for Banking the Unbanked:
     How  Banks  are  Overcoming  Entrance  Barriers"  -  January  2006.
19. Mark Troughton - President, Green Dot, Inc. ATM, Debit and Prepaid Show - La Jolla CA. Oct. 2007.

cash onto a prepaid card were limited. In June 2007 an agreement was announced where customers could go to Wal-Mart and several other prominent retailers and add cash to their prepaid cards. There are now approximately 50,000 Greed Dot enabled retail locations where customers can add cash to their cards which is eliminating a prior obstacle to market penetration.

We believe the second reason for low market penetration to this point in time is poor pricing structure by the competition. Most competitors require an "Activation Fee" for a prepaid card. The fee can range from $4.95 to $29.95, though some competitors will now waive that fee if customers load their cards with direct deposits of $500 or more. Some competitors require the fee to be paid before the card is issued from an existing bank account or credit card. This pricing philosophy is counter in the nature of the underbanked demographic who do not have a bank account or credit card to make the purchase.


Economic  Outlook
-----------------

The economic outlook for the US economy does not reflect well on the common citizen. According to the Wachovia Economic Group Monthly Outlook report for May 2008, the forecast is not good, stating, "Private domestic demand has already fallen more than it did in the 2001 recession and will likely fall more this year than any other time since the deep 1981-82 recession." With the US economy heavily dependent on domestic spending, our prospects for a rapid recovery are slim. Gasoline and food prices continue to spike and put considerable downward pressure on the average family income.

We believe the downturn in the economy will increase the number of underbanked persons in the US over the next three years, in the following way:

     - Fewer dollars will be in consumers' pockets. Living paycheck to paycheck, there is no room for mistakes - no savings to buffer errors in banking.

     - Overdrafts of checking accounts will occur. The banks, with little compassion in their current financial crisis, are not likely to dismiss overdraft fees. Consumers with no money to cover the overdrawn accounts will walk away from the banks.

     - Banking policies will force more into underbanked status. The consumer, after walking away from the overdrafted account, is placed in the Chex System. Unless the consumer immediately corrects the situation, the consumer will not be able to secure a direct deposit account for 3 years. They are now "underbanked".

Market  Obstacles
-----------------

The key barriers to entry to this market are twofold: education and trust. Key ethnic and disenfranchised groups are not aware of the process and the security of a general-purpose prepaid card. Acceptance of the new way of handling money is critical, and education through continuous marketing touch points is mandatory to successfully penetrate and retain this market.

Competition
-----------


With an estimated 5% to 9% market penetration, the prepaid general use card has no clear performers. Active prepaid card programs that represent measurable penetration include:

     -     AccountNow
     -     RushCard
     -     All Access (NetSpend)
     -     Green Dot Money Card
     -     Vision VISA Prepaid Card
     -     Western Union Prepaid Card

Reloading  Options
------------------

The cash reload process is the key component to a successful general purpose reloadable prepaid card. There are numerous reloading options for consumers of general purpose reloadable cards including payroll bank to card, card to card, money order, cashier's check and cash.

Direct  Deposit

Our Bank Freedom Prepaid MasterCard offers free direct deposit services for loading customers' paychecks directly onto our prepaid card accounts. Customers who don't have checking accounts can avoid paying for expensive check cashing services with direct deposit. As an incentive to sign up and stay with Bank Freedom the company currently waives its $4.95 monthly fee for customers who use direct deposit. The company believes that once a customer signs up, and has their payroll or benefits directly deposited on the card, our cardholder retention rate will increase.

Cash  Reloading  Networks

There  are  several  cash  reload  networks  available  today.  These  include:

GREEN DOT - www.greendotonline.com - The Green Dot MoneyPak is the leading product for loading cash onto prepaid cards, and can be used to make payments and add cash to accounts. Usable in over 50,000 retail locations including Wal-Mart, Walgreens, CVS/Pharmacy, Rite Aid, Radio Shack, Kroger, Ralphs, Food4Less and Fred Meyer, consumers can purchase a MoneyPak for the suggested retail price of $4.95 or less at any Green Dot retailer location.

WESTERN UNION - www.westernunion.com - Western Union operates approximately 40,000 retail cash reload centers nationally. A significant portion of these locations overlaps with Green Dot retailers. The remaining locations are typically cash advance and payday loan centers. In addition, the cardholder must locate a licensed Western Union customer service representative to complete the load transaction using a complex form.

MONEYGRAM - www.moneygram.com - MoneyGram operates approximately 30,000 cash reload centers nationally. A significant portion of these locations overlap with Green Dot retailers. The remaining difference operate in Ace Cash centers. Ace cash centers offer payday loans and expensive check cashing services. In addition, the cardholder must locate a licensed Western Union customer service representative to complete the load transactions using a complex form.

READYLINK - Visa Sponsored network. 7-Eleven joins Safeway which announced in December 2006 that it would offer Visa prepaid reloading facilities from 1,550 retail outlets operating under the Safeway, Carrs, Dominick's, Genuardi's, Pak 'n Save, Pavilions, Randalls, Vons and Tom Thumb brand names. Fifth Third Bank will serve as prepaid card acquirer for Safeway, according to Visa.

REPOWER - MasterCard sponsored reload network. Announced a partnership with Green Dot in July 2007. The joint venture extends the rePower network to 50,000+ reload locations.



OPERATIONS

Operational  Partnerships
-------------------------


Operationally, there are five key partnership components we must have to issue prepaid cards. They are:

     1.     Issuing  bank
     2.     Card Association  (MasterCard and/or Visa)
     3.     Processor
     4.     Manufacturer/printer
     5.     Cash Load Network

Issuing Bank: An issuing bank is a bank that offers card association branded payment cards directly to consumers. Merchant Processing International, Inc. DBA Bank Freedom ("Bank Freedom")(FN 20), signed an agreement with Meta Payment Systems a prepaid card on November 19, 2007 to issue our branded payment cards. Meta Payment Systems is a leading issuing bank for prepaid card products within the US. We received approval to issue cards from MetaBank on November 19, 2007.

Card Associations: A card association is a network of issuing banks and acquiring banks that process payment cards of a specific brand, including Visa, MasterCard, American Express, etc. Bank Freedom obtained approval from MasterCard in December 2007 to issue the Bank Freedom Prepaid MasterCard Card.

Processor: A processor is a company that connects to the various networks (Visa, MasterCard, Discover, STAR, Cirrus, etc.) and handles the electronic transactions. They also provide services

--------------------
20. Bank Freedom operates in the prepaid card market solely through an agreement with a third party issuing bank. It is not a traditional commercial "bank" and, other than offering card association branded payment cards directly to consumers through its issuing bank, does not participate in other typical commercial banking services such as making loans, accepting deposits, etc.

for customer care (to the end user), an interactive voice response ("IVR") telephone-based customer service system, and web based services for balance inquiries, dispute resolution, replacement cards, and other support issues. Bank Freedom signed an agreement with I2C, Inc. for prepaid card processing and support services on November 19, 2007.

Manufacturer: The card manufacturer is the company that prints, embosses and delivers the cards to new cardholders. Bank Freedom signed an agreement with EFT Source for card printing, personalization, and fulfillment services on December 14, 2007. EFT Source provides printing, inventory, and delivery of Bank Freedom's prepaid cards. Integration between I2C, Inc. and EFT Source occurred on February 15, 2008 for secure transmission of cardholder orders for printing and delivery.

Cash Load Network: The cash load network is a company that allows your customers to load cash on to their card accounts. We have chosen Green Dot as our cash load network. The Green Dot MoneyPak is the leading product for loading cash onto prepaid cards, and can be used to make payments and add cash to accounts. Usable in over 50,000 retail locations including Wal-Mart, Walgreens, CVS/Pharmacy, Rite Aid, Radio Shack, Kroger, Ralphs, Food4Less and Fred Meyer, consumers can purchase a MoneyPak for the suggested retail price of $4.95 or less at any Green Dot retailer location.


In-House  Operations
--------------------


Our  operations  consist  of  the  following  major  groups.  They  are:

Sales and Marketing: To acquire customers, we have engaged in an aggressive marketing campaign to drive prospects to our websites to order their prepaid card.

Activation: Critical to our success is the activation and initial loading of the card. We have begun a separate customer service marketing effort that uses email to contact low activity card accounts to increase card activations and loads.

Secondary Marketing: We engage in a persistent touch process that reminds the customers to use their card (reload, ATM, pay bills, etc). This revenue generating group (part of internet marketing) is critical to ongoing profitability and card usage.

Customer Service: We provide 24/7 customer service to our cardholders in both English and Spanish. We handle all inbound customer services calls between the hours of 8:00 AM and 5:00 PM, Monday to Friday with our internal staff of customer service representatives. During the off hours (5:00 PM to 8:00 AM Monday to Friday, and Saturday to Sunday), our processor I2C, Inc. provides customer services in both English and Spanish.

Technology: We have three fully operational main technology centers used in our operations:

1. Marketing - The technology used by Marketing for the acquisition of new customers is housed in our Level 3 NOC in Equinix Network Center in Los Angeles, CA. This scalable system can handle 10,000 new card orders a day, and is fully redundant with separation of routing, firewall, web servers, database servers, and RAID Level 5 storage.(FN 16)

2. Processing - Our processor, I2C, Inc. (www.i2cinc.com) provides multi-location, redundant 24/7 processing of cardholder transactions. We integrate our marketing systems with I2C's platform for secure order processing and management. All customer information is maintained and secured by encrypted data systems certified by MasterCard and VISA associations.

3. Printing and Fulfillment - Our printer, EFTSource (www.eftsource.com) provides secure manufacturing infrastructure and information systems for card printing, personalization and fulfillment. EFTSource is certified by both MasterCard and VISA and provides redundant fulfillment capabilities.


OTHER  MATTERS

Employees
---------


Not including our three executive officers, Prepaid Card Holdings, Inc. currently has no employees. Berman Marketing Group, a wholly owned subsidiary of the Company, has three full time employees. Bank Freedom, Inc., a wholly owned subsidiary of the Company, has two full time employees. We believe our relationship with our employees is good.


Research  and  Development
--------------------------

During the last two full fiscal years, we have not engaged in any research and development activities. In the event that we undertake research and development activities in the future, the costs of those efforts will not be bourn directly by our consumers.

Intellectual  Property
----------------------

We have applied for trademarks for "Bank Freedom", "Bank Freedom Card", and "a card for everyone".

Regulation
----------

Open loop prepaid cards are subject to several forms of regulation. The most notable of these regulations include Regulation E, the Electronics Funds Transfer Act; the Anti-money Laundering and Bank Secrecy Act; the customer identification program of the Patriot Act; customer security and privacy provisions of the Gramm Leach Bylie act; and the funds availability requirement of Regulation CC.

--------------------

21. Bank Freedom current uses highly effective technology located in Equinix downtown Network Operations Center. We deploy multiple, redundant web servers, routers, switches, database servers, and hot-swappable RAID level 5 disk arrays capably of handling many hundreds of thousands of unique visitors a day (which is equal to systems deployed by Fortune 500 companies).

As open loop prepaid cards are essentially bank accounts, we anticipate that our business will continue to be heavily regulated. Although we have extensive experience in this area, and we have taken the necessary steps to comply with regulations, compliance can represent a costly expense and there is no assurance that the steps we have taken and will take will be sufficient to prevent adverse regulatory action. If we are unable to successfully comply with all relevant regulation, it could materially affect our business.

We currently produce no product and conduct no activity that is subject to environmental laws. All manufacturing is undertaken by a third party. Nevertheless, it is possible that our activities could fall within the ambit of environmental regulation in the future. If so, compliance with environmental laws could become a significant cost, and could materially affect our business.

ITEM 1A.  RISK FACTORS.


The Company faces a number of risks and uncertainties.


              RISK FACTORS CONCERNING OUR BUSINESS AND OPERATIONS:

WE HAVE A LIMITED OPERATING HISTORY, WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO PREDICT OUR FUTURE PERFORMANCE BASED ON OUR CURRENT OPERATIONS.

BMG, our operating business, was organized February 23, 2007, and since inception has spent the majority of its time developing its business plan. The Company accordingly has a limited operating history, which may not be a reliable indicator of our future performance. The company will not realize profitability unless it can successfully implement its plan of operation.


WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, AS NEEDED, THE FUTURE GROWTH OF OUR BUSINESS AND OPERATIONS WOULD BE SEVERELY LIMITED.


Our plan of operation requires substantial capital investment. Our future capital requirements, however, depend on a number of factors, including our ability to expand into the prepaid card market and to establish strategic relationships that enable us to market our product. Our ability to implement our plan of operation will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.


If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of the Company held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain rights, preferences or privileges that are senior to those of our common stock. We may be unable to obtain acceptable financing necessary to implement our plan of operation on suitable terms, if at all. Our ability to develop our business would suffer if we are unable to raise the additional funds on acceptable terms, which would have the effect of limiting our ability to increase our revenues or possibly attain profitable operations in the future.


WE PLAN TO EXPAND OUR BUSINESS INTO A NEW PRODUCT LINE WHERE WE HAVE SOME RELATED EXPERIENCE BUT NO DIRECT EXPERIENCE, WHICH COULD AFFECT OUR ABILITY TO MARKET OUR PRODUCT SUCCESSFULLY.


Our management's prior experience is limited to the Credit Card Processing industry in general and other unrelated industries. We have no direct prior experience in the Prepaid Card Market. Our ability to compete in the Prepaid Card Market may be adversely affected if our management is unable to adapt their skills to this new market.

WE DEPEND ON KEY EMPLOYEES AND PERSONNEL TO OPERATE OUR BUSINESS, WHICH COULD ADVERSELY AFFECT THE COMPANY'S ABILITY TO OPERATE IF WE ARE UNABLE TO RETAIN OR REPLACE THESE PERSONS.


Our future success is largely dependent upon its existing management team, including Bruce Berman, our Chief Executive Officer, and Robert Christiansen, our Chief Operating Officer. The loss of one or more of these officers or directors through injury, death or termination of employment could result in the investment of significant time and resources for recruiting and replacement. In addition, we may not be able to find the right mix of talent and experience to replace our existing team. The existing team may not be able to successfully manage the growth of the Company or attract the new talent that will be necessary to run the Company at a high level.


THE NATURE OF OUR PRODUCT MAY MAKE OUR CUSTOMERS VULNERABLE TO IDENTITY THEFT AND OTHER TYPES OF FRAUD, WHICH COULD SUBJECT THE COMPANY TO COSTLY LEGAL ISSUES AND A DIMINISHED LEVEL OF CUSTOMER TRUST.

Like credit cards, prepaid cards such as debit and ATM cards carry an inherent risk of identity theft and other fraud. In addition, a recent presentation by a Kansas City Federal Reserve Board Member ranked prepaid cards as "the perfect storm" for money laundering.


Although management has extensive experience in dealing with these issues in the Credit Card Processing industry, we may be unable to adequately protect our customers from such fraud. Management believes that while an amount of fraud is unavoidable, through extensive controls and vigilance we can minimize this risk to what the industry considers an appropriate level. If we cannot maintain fraud at minimal levels, it could expose the Company to legal action which would cost the Company time, manpower and money. It could also reduce the level of trust that we have developed with our customers, and compromise our efforts to develop our brand.



WE FACE COMPETITION FROM SEVERAL SOURCES, WHICH MAY MAKE IT MORE DIFFICULT TO ENTER THE NEW PREPAID CARD MARKET.


Management believes that the prepaid card industry has only penetrated less than 9% of its potential market, and has plenty of room for the Company to enter and compete effectively. Nevertheless, we have several direct competitors in the prepaid card industry. In addition, we compete with several alternatives to prepaid cards, including credit cards, bank accounts, money service bureaus (i.e. Western Union, Moneygram), and so forth. If we are unable to adequately separate ourselves from these sources of competition, it could materially adversely affect our business.

               RISK FACTORS CONCERNING INVESTMENT IN OUR COMPANY:

THERE IS ONLY A LIMITED PUBLIC MARKET FOR OUR SHARES, AND IF AN ACTIVE MARKET DOES NOT DEVELOP, INVESTORS MAY HAVE DIFFICULTY SELLING THEIR SHARES.

There is a limited public market for our common stock. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market or how liquid that trading market might become. If a trading market does not develop or is not sustained, it may be difficult for investors to sell shares of our common stock at a price that is attractive. As a result, an investment in our common stock may be illiquid and investors may not be able to liquidate their investment readily or at all when he/she desires to sell.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. The SEC generally defines "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to exceptions.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors, and may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

Sales of our common stock in the public market could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

ITEM 2.  FINANCIAL INFORMATION


     Forward Looking Statements: Statements about our future expectations are "forward-looking statements", and are not guarantees of future performance. When used herein, the words "may," "will,"
     "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth under the caption "Risk Factors," in this Disclosure Statement, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

This Management's Discussion and Analysis and Plan of Operation should be read in conjunction with the following financial statements included in this Form 10 (the "Financial Statements):

     - Prepaid Card Holdings, Inc. unaudited financial statements for the quarter ended June 30, 2008;
     - Prepaid Card Holdings, Inc. unaudited financial statements for the quarter ended March 31, 2008;
     - Prepaid Card Holdings, Inc. audited financial statements for the years ended December 31, 2006 and 2007;
     - Prepaid Card Holdings, Inc. unaudited Pro-Forma financial statements for the year ended December 31, 2007; and
     - Merchant Processing International, Inc. dba Bank Freedom audited financial statements for the year ended December 31, 2007.


The financial statements have been prepared in accordance with generally accepted accounting policies in the United States ("GAAP"). Except as otherwise disclosed, all dollar figures included therein and in the following management discussion and analysis ("MD&A") are quoted in United States dollars.

PLAN OF OPERATION


The Company's two most recent full fiscal years have had no revenue and represent a dormant state of the Company. In 2007, the Company acquired Berman Marketing Group, Inc. and the Company changed its name to Berman Holdings, Inc. As of June 30, 2008, the Company had begun operations and realized $268,986 in revenues since inception, including $141,263 resulting from merchant processing services and $127,723 resulting from the Bank Freedom prepaid cards. The Bank Freedom prepaid card aspect of our business, despite beginning operations in March 2008, did not receive any revenues until April 2008.


The following is a discussion of the Company's plan of operation over the next twelve months, including a discussion of cash requirements and efforts currently underway to initiate the

Company's plan. See the Company's Description of Business, above, for a more detailed discussion of the Company's business strategy and planned operations.

Business Plan


Through our operating subsidiaries, Berman Marketing Group, Inc. ("BMG") and Merchant Processing International, Inc. dba Bank Freedom ("Bank Freedom"), we operate in the merchant processing services business for national retail companies and the prepaid general use debit, ATM, Point of Sale ("POS") and signature-based VISA and MasterCard market. Our primary target audience for our Bank Freedom prepaid cards is an estimated 100 million unbanked and underbanked individuals in the United States

The company receives revenues from the merchant processing operation in the form of commissions paid resulting from a percentage of credit card volume for the retailers engaged. In addition, we market and issue the Bank Freedom Prepaid MasterCard to consumers, and derive revenues through fees charged to the cardholders and interchange fees paid by merchants who accept MasterCards. The fees may include, among others, bill pay fees, ATM transaction fees, and monthly maintenance fees.

As of December 31, 2007, we had acquired our operating marketing business, BMG, and had negotiated several partnerships necessary for implementation of our business plan, including marketing, card production and printing, and vendor channel development. Our plan for 2008 was to acquire an issuing bank and begin the marketing and issuance of our first prepaid cards.

In March, 2008, the Company acquired Bank Freedom, which has signed an agreement with Meta Payment Systems to issue prepaid cards. In March, 2008, the Company began issuance of the Bank Freedom Prepaid MasterCard Card. We issued a Spanish version of the Bank Freedom Prepaid MasterCard in June 2008 and plan to issue the Bank Freedom Prepaid VISA card in the third quarter of 2008.

The  goals  of  the  Company  over  the  next  twelve  months  include:

     - Issuance of the Bank Freedom Prepaid Visa, which we hope to begin in the next three months;
     - Create brand awareness for Bank Freedom prepaid cards via press, radio, TV and the Internet
     - Develop strong marketing relationships with key internet affiliates to reduce cost of sales through improved conversion of card order web sites
     - Increase internet search engine optimization to increase the number of low and no cost card orders


The Company does not anticipate posting a net profit for 2008 as it ramps up its planned marketing campaigns for customer acquisition. Significant revenues are not anticipated to be immediately recognized as card usage and integration into customers' lifestyles may take several months. In addition, the Company anticipates significant startup costs involved with building the prepaid card brand which could have an impact on the Company's liquidity.

Significant  Employee  Changes

In 2007, the Company acquired BMG from Bruce Berman in consideration for majority control of the Company. Following the acquisition, Mr. Berman became president and sole director of the Company. Since then, the Company has hired a Chief Operating Officer and a Vice President of Finance, but has hired no other employees.

Following the acquisition of BMG and Bank Freedom, the Company, as consolidated with both of its subsidiaries, now has a total of 8 full time employees, of which three are executive officers of the Company.




LIQUIDITY  AND  CAPITAL  RESOURCES

Our liquidity requirements arise principally from our working capital needs, including the cost of goods and marketing costs. Although in the future we intend to fund our liquidity requirements through a combination of cash on hand and revenues from operations, as of June 30, 2008, the Company had incurred $2,494,598 in expenses and had realized only $268,986 in revenues.

Accordingly, our ability to initiate our plan of operations and continue as a going concern is currently dependent on our ability to raise external capital. We have raised $350,000 on the issuance of three convertible notes. We believe that it will be very difficult to obtain any form of debt financing without equity conversion terms due to our current lack of revenues from operations and the current state of our balance sheet, including a lack of hard assets against which to borrow. Accordingly, we are focusing on obtaining equity financing.

In November, 2007, and January, 2008, the Company raised approximately $1,500,000 in two private offerings, before costs. In addition, we are currently seeking $750,000 in additional financing, and we may be required to seek additional funding.

We hope to raise sufficient capital to finance marketing programs to gain market share. We believe the cost of marketing general purpose prepaid debit cards will increase as more competitors enter the market. These new competitive forces will increase media costs on television and radio.


RESULTS  OF  OPERATIONS

Quarter  Ended  June  30,  2008
-------------------------------

Revenues

During the quarter, merchant processing services realized revenues of $114,003 and the Bank Freedom prepaid card realized revenues of $127,723. Merchant processing revenues are generated in the form of commissions paid as a percentage of credit card volume for the retailers engaged, while the prepaid card business model earns revenues through interchange and service fees after issuance of the cards.

Cost  of  Sales

During the quarter, we incurred $177,682 in costs directly attributed to our sales. These include, bank and Mastercard Association fees, merchant processing fees, and fulfillment costs.

Expenses

During the quarter, we incurred $1,492,923 in expenses which consisted of the following:

     EXPENSES:
     Sales                                          $  713,127
     Professional Fees                                 309,987
     Selling General and Administrative Costs          469,809

Sales - consist of internet marketing to potential cardholders using various affiliate marketing channels and pay-per-click campaigns. This category also includes direct mail, radio commercial production, radio air time, and printing expense necessary to attract new cardholders.

Professional Fees - consist of accounting, legal and other professional fees including the cost of the fair market value for the stock provided to investor representatives for investor referrals

Selling General and Administrative Costs - consist of insurance, office supplies and expense, payroll expenses, investor referral fees and other miscellaneous expenses.

Quarter  Ended  March  31,  2008
--------------------------------

Revenues

During the quarter, the Company had begun operations and realized $27,260 in revenues resulting from merchant processing services. No revenues from the Bank Freedom prepaid cards were realized until April, 2008. We believe that it is typical in our industry for there to be substantial lag between card issuance and revenue recognition.

Expenses

During the quarter, we incurred $823,993 in expenses which consisted of the following:

     EXPENSES:
     Sales                                          $  291,003
     Professional Fees                                 124,907
     Selling General and Administrative Costs          408,083

Sales - consist of internet marketing to potential cardholders using various affiliate marketing channels and pay-per-click campaigns. This category also includes direct mail, radio commercial production, radio air time, and printing expense necessary to attract new cardholders.

Professional  Fees  -  consist of accounting, legal and other professional fees.

Selling General and Administrative Costs - consist of insurance, office supplies and expense, payroll expenses, investor referral fees and other miscellaneous expenses.

Year  Ended  December  31,  2007*
---------------------------------

*The following results of operation for the year ended December 31, 2007 combine the results of the Company and its operating subsidiaries, BMG and Bank Freedom. Bank Freedom was acquired during the quarter ended March 31, 2008.

Revenues

During the year, we had no revenues as we had not begun operations and our activities were limited to developing our business plan, retaining key employees and establishing relationships with key operational partners.

Expenses

During the year, we incurred 723,692 in expenses which consisted of the following:

     EXPENSES:
     Stock for Services                               548,750
     Professional Fees                                 97,329
     Selling General and Administrative Costs          77,613

Stock for Services - consist of the fair market value for the stock provided to the company founder and investor representatives for investor referrals

Professional  Fees  -  consist  of accounting, legal and other professional fees

Selling General and Administrative Costs - consist of insurance, office supplies and expense, payroll expenses, investor referral fees and other miscellaneous expenses



OFF-BALANCE  SHEET  ARRANGEMENTS

The  company  has  no  off-balance  sheet  arrangements.

CONTRACTUAL OBLIGATIONS

At December 31, 2007, our contractual obligations were:

                                  WITHIN                           MORE THAN
CONTRACTUAL OBLIGATIONS  TOTAL    1 YEAR   1-3 YEARS   3-5 YEARS   5 YEARS
-----------------------  -------  -------  ----------  ----------  ----------
Office Lease(1)          $94,416  $94,416  $        -  $        -  $        -
Total:                   $94,416  $94,416  $        -  $        -  $        -

(1) The company is obligated under a lease arrangement for office space expiring in December, 2008. Monthly rent is due on the first of each month in the amount of $10,052 based upon the pro-rata share of office space occupied. Beginning on September 1, 2008, the company will reduce its occupation of the office space such that monthly rent will be $3,500 expiring December 2008.



ITEM 3.  DESCRIPTION OF PROPERTY.

The Company currently operates at an office located 18500 Von Karman Suite 530, Irvine, CA 92612. The office is in good condition.


BMG, the Company's wholly owned operating subsidiary, is renting this space on a sublease from BIG under a lease from The Irvine Company which expires in December, 2008. Monthly rent is due on the first of each month in the amount of $10,052 based upon the pro-rata share of office space occupied. Beginning on September 1, 2008, the company will reduce its occupation of the office space such that monthly rent will be $3,500 expiring December 2008. Within our Irvine location are desktop computers and office equipment and for approximately 24 staff members.



ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.


The following table shows the beneficial ownership of our common stock as of August 20, 2008. The table shows the amount of shares owned by:

     (1) each person known to us who owns beneficially more than five percent of the outstanding shares of any class of the Company's stock, based on the number of shares outstanding as of August 20, 2008;

     (2)  each  of  the  Company's  Directors  and  Executive  Officers;  and

     (3)  all  of  its  Directors  and  Executive  Officers  as  a  group.

                          AMOUNT OF SHARES  PERCENT OF SHARES
     IDENTITY OF          BENEFICIALLY      BENEFICIALLY
     PERSON OR GROUP      OWNED             OWNED(3,5)          CLASS
     -------------------  ----------------  ------------------  ------
     Bruce Berman
     CEO and Chairman       297,325,000(4)               74.9%  Common
     -------------------  ----------------  ------------------  ------
     Robert Christiansen
     COO and Director      85,000,000(1,4)               19.8%  Common
     -------------------  ----------------  ------------------  ------

     John Weber, Jr.
     VP, Finance                662,500(2)        Less than 1%  Common
     -------------------  ----------------  ------------------  ------
     All Directors and
     Officers as a Group       319,237,500               80.4%  Common
     -------------------  ----------------  ------------------  ------

(1) Includes 21,250,000 shares and options to purchase up to 63,750,000 shares held by Mr. Berman. Mr. Berman had issued an option to Mr. Christiansen to purchase up to 127,500,000 shares of his stock, which was reduced to 106,250,000 on July 28, 2008. As of July 29, 2008, these options are exercisable on the following schedule: (a) 42,500,000 shares once the Company has 30,000 activated cards (these options were exercised on May 27, 2008); (b) an additional 42,500,000 shares (reduced to 21,250,000 on July 28, 2008) once the Company has 70,000 issued cards and the Company's revenues exceed $500,000 per month; and
(c) an additional 42,500,000 shares once the company has 120,000 issued cards and the Company's revenues exceed $825,000 per month. Mr. Christiansen may exercise those options upon reaching those milestones upon payment to Mr. Berman of an exercise price of $.0001 per share for the options. If the conditions are not met, the warrants referred to in (b) above expire August 1, 2011, and the warrants referred to in (c) above expire August 1, 2012.

(2) Includes 412,500 shares currently held and 250,000 shares to be issued on October 15, 2008 pursuant to Mr. Weber's employment agreement. Mr. Weber was issued a warrant to purchase 5,000,000 shares of the Company's common stock, vested equally over three years beginning in May, 2009, at an exercise price of $0.075. The warrants terminate immediately upon termination of his employment for cause, and 6 months after termination of his employment for any other reason. No right has currently vested to purchase shares pursuant to this warrant, and none will vest within the next 60 days.

(3) The percentage of shares owned is based on 396,966,390 shares being outstanding as of August 20, 2008. Where the beneficially owned shares of any individual or group in the following table includes any options, warrants, or other rights to purchase shares in the Company's stock, the percentage of shares owned includes such shares as if the right to purchase had been duly exercised.

(4) On July 28, 2008, senior management of the Company agreed to cancel and return to treasury a total of 127,500,000 shares of the Company's common stock. Bruce Berman agreed to cancel 106,250,000 of his shares, and Robert Christiansen agreed to cancel 21,250,000 of his shares.

In addition, Mr. Christiansen agreed to restructure his option agreement with Mr. Berman. The total number of options to purchase shares held by Mr. Berman was been reduced by 21,250,000, and the remaining options have been made conditional on additional Company performance milestones. 42,500,000 options conditional on the issuance of 70,000 cards have been reduced to 21,250,000, and made conditional also on the Company's revenues exceeding $500,000 per month. 42,500,000 options conditional on the issuance of 120,000 cards have been made conditional also on the Company's revenues exceeding $825,000 per month.

As a result of the cancellation, the Company's amount of common stock outstanding was reduced from 524,466,390 to 396,966,390, a drop of 24.3%. Proportionate ownership by all shareholders will increase by 32.1%.

(5) BENEFICIAL OWNERSHIP OF SECURITIES: Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, a beneficial owner of securities is person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to the securities, and any person who has the right to acquire beneficial ownership of the security within sixty days through means including the exercise of any option, warrant or conversion of a security.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.

DIRECTOR  AND  EXECUTIVE  OFFICER  SUMMARY

The following table sets forth the names, ages, and principal offices and positions of our current directors, executive officers, and persons we consider to be significant employees. The Board of Directors elects our executive officers annually. Our directors serve one-year terms or until their successors are elected, qualified and accept their positions. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships or understandings between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.


     NAME OF DIRECTOR OR OFFICER  AGE  POSITION
     ---------------------------  ---  ---------------------------------------
                                       Chief Executive Officer and
     Bruce Berman                  51  Chairman of the Board of Directors

     Robert Christiansen           47  Chief Operating Officer and Director

                                       Vice President, Finance
                                       (Principal Financial Officer)and
                                       Vice President, Compliance for
          John Weber, Jr.          44  Bank Freedom

                                       Vice President, Internet Marketing for
     Rick Galasieski               33  Berman Marketing Group, Inc.



EXECUTIVE OFFICER AND DIRECTOR BIOS

BRUCE BERMAN: Chief Executive Officer and Chairman of the Board of Directors


In 2001, Mr. Berman founded Berman Investment Group LLC ("BIG"). From 2003 to 2007 at BIG, Mr. Berman led the development and marketing of over $20,000,000 in financial empowerment books and CDs, including his book, "I Got Here. You Can Too!" , a book on how to start, fund, and run companies that has approximately 500,000 copies in circulation, and 15 financial empowerment CD's targeted at a similar demographic as Bank Freedom consisting of Credit and Debt Repair, Internet Marketing, Real Estate, Sales, Negotiating, using eBay, Being Your Own Boss, and Residual Income. He wrote, produced, performed, and aired ten TV commercials, twenty radio commercials and was responsible for the purchasing and airing over 100,000 spots specifically targeted at a similar demographic.

As a business consultant from 1990 to 2000, Mr. Berman started a NASD broker-dealer and advised companies on formation, capital raising, investor relations, mergers and acquisitions, marketing growth and becoming public. Other Companies founded and headed by Mr. Berman include TAEI, a pioneer in wind energy development in the US, from 1983 to 1989, and Cal American Leasing, an equipment leasing company, from 1980 to 1983. With TAEI, he purchased several companies within the industry including a NASD licensed broker dealer, a licensed construction company and a manufacturing facility which in a few short years employed over 100 staff.

Mr. Berman was nominated by Sprint for the Ernst & Young "Entrepreneur of the Year Award" for a technology development company he founded in 1999 and took public in 2000.


ROBERT  CHRISTIANSEN:  Chief  Operating  Officer  and  Director


In addition to serving as Chief Operating Officer of the Company, Mr. Christiansen is vice president of BIG and Bank Freedom. Prior to joining Berman Investment Group in June of 2006, Mr. Christiansen founded and operated NightShift Design, an internet consulting firm focused on internet retail properties while leveraging SEO, affiliate, and PPC marketing programs to drive sales, from 2002 to 2006. In 2000, Mr. Christiansen launched the Southern California operations of All Bases Covered, Inc, a professional consulting company focused on small business technology services. From 2000 to 2002, Mr. Christiansen grew the western region of All Bases Covered from 10 to over 400 employees in 10 western states, and revenues from $0 to $40 million in two years through organic growth and acquisition. He developed and executed corporate marketing plan and implemented national sales training and operational best practices programs based on successes. From 1986 to 2000, Mr. Christiansen held various positions including VP of Consulting Services for Artios Corporation, a technology provider for then international paper industry.

JOHN WEBER, JR.: Vice President, Finance and Vice President, Compliance for Bank Freedom

Mr. Weber joined the Company on May, 26, 2008 and serves as the Vice Present of Finance and Vice President of Compliance for the Company and each of the Company's subsidiaries. From 2002 until he joined the Company, Mr. Weber served as a Corporate Auditor / Investigator for Boeing. At Boeing, he assessed the control environment around financial reporting, compliance, and operations for various Boeing businesses. In addition, Mr. Weber worked directly with Boeing Legal and Ethics divisions to investigate allegations that potentially compromised the control environment and Corporate Governance at Boeing. His responsibilities included the assessment of risk around financial controls, compliance, operations and the effectiveness of the Corporate Governance of the company. Mr. Weber was instrumental in executing compliance measures with respect to the requirements of Sarbanes-Oxley, including creating and monitoring Boeing's internal controls over financial reporting, and verifying the truth and accuracy of financial statement assertions. He also has extensive experience in auditing the preparation of public company financial statements, including forecasts. From 2000 to 2002, he was a Senior Financial Analyst for the Intermodal Services Division of GE Capital, where he was responsible for forecasting, profit and loss statements, analyzing actual results and providing analysis between forecast and actual.

Mr.  Weber  received  a  Masters  of  Business  Administration  in  Finance from
Pepperdine University, and a Bachelor of Business Administration in Accounting from Gonzaga University. He is a Certified Public Accountant in the State of California.


OTHER  SIGNIFICANT  EMPLOYEES

In addition to the above listed Executive Officers and Directors, we consider the following non-executive officers to be instrumental to the conduct of our business:


RICK GALASIESKI: Vice President, Internet Marketing for Berman Marketing Group, Inc.

Rick Galasieski serves as the Vice President of Internet Marketing for Berman Marketing Group, Inc. In 2002 Mr. Galasieski founded Epic Results, Inc., an interactive internet marketing firm specializing in driving keyword targeted traffic to web properties, which he ran until joining the Company in 2007. In 2000 he co-founded EdgeFocus, Inc., which was acquired by Wireless Logic Group, a leading supplier of Wi-Fi services to multi-dwelling units across the Southwestern United States. From 2000 to 2002, he served as their Vice President of Operations and Strategic Development.

In 1998 Mr. Galasieski co-founded Broadband Digital Group, Inc. From 1998 to 2000, he was instrumental in growing this company from its inception to over 200 employees, which was acquired by Winfire, Inc., and grew to the number six broadband company in the United States at the time. The company had over 50,000 active DSL subscribers and over 500,000 desktop software clients when the subscriber base was sold off to the regional bell operating companies. Mr. Galasieski received his BS in Marketing from Arizona State University.


LEGAL  AND  DISCIPLINARY  HISTORY

No  officer,  director or control person of the Company has been the subject of:

1. A conviction in a criminal proceeding or named as a defendant in a pending criminal proceeding (excluding traffic violations and other minor offenses);

2. The entry of an order, judgment, or decree, not subsequently reversed, suspended or vacated, by a court of competent jurisdiction that permanently or temporarily enjoined, barred, suspended or otherwise limited such person's involvement in any type of business, securities, commodities, or banking activities;

3. A finding or judgment by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission, the Commodity Futures Trading Commission, or a state securities regulator of a violation of federal or state securities or commodities law, which finding or judgment has not been reversed, suspended, or vacated; or

4. The entry of an order by a self-regulatory organization that permanently or temporarily barred, suspended or otherwise limited such person's involvement in any type of business or securities activities.

ITEM 6.  EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives  and  Philosophy  ofour  Executive  Compensation  Program
--------------------------------------------------------------------

We do not have a standing compensation committee. Our board of directors as a whole makes the decisions as to employee benefit programs and officer and employee compensation. The primary objectives of our executive compensation programs are to:

-    attract,  retain  and  motivate  skilled  and  knowledgeable  individuals;
- ensure that compensation is aligned with our corporate strategies and business objectives;
- promote the achievement of key strategic and financial performance measures by linking short-term and long-term cash and equity incentives to the achievement of measurable corporate and individual performance goals; and
-    align executives'  incentives  with  the  creation  of  stockholder  value.

To achieve these objectives, our board of directors evaluates our executive compensation program with the objective of setting compensation at levels they believe will allow us to attract and retain qualified executives. In addition, a portion of each executive's overall compensation is tied to key strategic, financial and operational goals set by our board of directors. We also generally provide a portion of our executive compensation in the form of options that vest over time, which we believe helps us retain our executives and align their interests with those of our stockholders by allowing the executives to participate in our longer term success as reflected in asset growth and stock price appreciation.

Named  Executive  Officers
--------------------------

The following table identifies our principal executive officer, our principal financial officer and our most highly paid executive officers, who, for purposes of this Compensation Disclosure and Analysis only, are referred to herein as the "named executive officers."

     Name                   Corporate Office
     -------------------    ---------------------------------------
     Bruce Berman           Chief Executive Officer
     Robert Christiansen    Chief Operating Officer
     John Weber, Jr.        Vice President, Finance
     Rick Galasieski        Vice President, Internet Marketing, BMG

Components  of  our  Executive  Compensation  Program
-----------------------------------------------------

At this time, the primary elements of our executive compensation program are base salaries and option grant incentive awards, although the board of directors has the authority to award cash bonuses, benefits and other forms of compensation as it sees fit.


We do not have any formal or informal policy or target for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, we have determined subjectively on a case-by-case basis the appropriate level and mix of the various compensation components. Similarly, we do not rely extensively on benchmarking against our competitors in making compensation related decisions, although we may consider industry compensation trends as one of many factors in our case-by-case determination of proper compensation


Base  salaries
--------------

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of our named executive officers. Base salary, and other components of compensation, may be evaluated by our board of directors for adjustment based on an assessment of the individual's performance and compensation trends in our industry.

Equity awards
-------------

Our stock option award program is the primary vehicle for offering long-term incentives to our executives. Our equity awards to executives have typically been made in the form of warrants. We believe that equity grants in the form of warrants provide our executives with a direct link to our long-term performance, create an ownership culture, and align the interests of our executives and our stockholders.

To date, the Company has issued warrants to Rick Galasieski, Ryan Guenthart, and John Weber, Jr. to purchase 5,000,000 shares of common stock each. The warrants will vest annually in three equal installments beginning in May, 2009, at an exercise price of $0.075, and will terminate immediately upon termination of employment for cause, and 6 months after termination of employment for any other reason. We also anticipate reserving 5,000,000 shares for warrants to be issued to an Advisory Board that we intend to establish, and 5,000,000 shares for warrants to be issued pursuant to an employee compensation plan.

Cash  bonuses
-------------

Our board of directors has the discretion to award cash bonuses based on our financial performance and individual objectives. The corporate financial performance measures (revenues and profits) will be given the greatest weight in this bonus analysis. We have not yet granted any cash bonuses to any named executive officer nor have we yet developed any specific individual objectives while we wait to attain revenue and profitability levels sufficient to undertake any such bonuses.

Benefits and other compensation
-------------------------------

Our named executive officers are permitted to participate in such health care, disability insurance, bonus and other employee benefits plans as may be in effect with the Company from time to time to the extent the executive is eligible under the terms of those plans. As of the date of this Registration Statement, with exception to health care, we have not implemented any such employee benefit plans. Mr. Berman, Mr. Christiansen, and Mr. Weber's health care costs are paid by the company.

CURRENT EXECUTIVE COMPENSATION


Summary  Annual  Salary
-----------------------

As discussed above, we have agreed to pay the Named Executive Officers an annual salary. Base salary may be increased from time to time with the approval of the board of directors. The following table summarizes the agreed annual salary of each of the named executive officers.


     Name                   Annual Salary
     -------------------    --------------
     Bruce Berman           $           1*
     Robert Christiansen    $      120,000
     John Weber, Jr.        $       60,000
     Rick Galasieski        $       72,000


     * Mr.Berman has agreed to defer receiving an annual salary commensurate with his contributions to the Company until the Company has reached certain milestones, as more fully described below.


Agreed Compensation
-------------------


Bruce Berman, Chief Executive Officer - The Company has paid no compensation to Mr. Berman. Mr. Berman agreed to be paid an annual salary of $1 for his services as Chief Executive Officer until the earlier of January 2, 2009 or upon the issuance of 70,000 cards by the Company, whereupon the Company intended to pay Mr. Berman a salary of $297,500 per year. The Company reached that milestone on June 25, 2008; however, Mr. Berman has agreed to forego salary for the entirety of 2008. The company will need to negotiate with Mr. Berman for the year 2010 and beyond.

Robert Christiansen, Chief Operating Officer - Mr. Christiansen is paid an annual salary of $120,000 for his services as Chief Operating Officer. On June 25, the Company reached the milestone 70,000 cards issued, whereupon the Company intended to increase his salary to $127,500 through January 1, 2010. Mr. Christiansen has agreed to waive the salary increase due to him. The company will need to negotiate with Mr. Christiansen for the year 20 and beyond.

John Weber, Jr., Vice President, Finance and Compliance - Effective August 15, 2008, the Company has agreed with Mr. Weber to pay Mr. Weber an annual salary of $60,000, paid bi-monthly, for his services as Vice President of Finance and Compliance. In addition, he will receive 250,000 shares of common stock of the Company on October 15, 2008. In the event Mr. Weber terminates the employment relationship, he will forfeit the shares to the Company. He will also receive warrants to purchase 5,000,000 shares of the Company's common stock, vested annually in three equal installments beginning in May, 2009, at an exercise price of $0.075. The warrants terminate immediately upon termination of his employment for cause, and 6 months after termination of his employment for any other reason.

On October 15, 2008, if the Company is projected to operate profitably in November 2008 exclusive of marketing costs, and the Company has raised $350,000 in additional financing between August 15, 2008 and October 15, 2008, the Company will pay Mr. Weber an annual salary of $120,000. If those conditions are not satisfied, Mr. Weber's employment will terminate on October 15, 2008 unless renegotiated.

Rick Galasieski: Vice President, Internet Marketing for Berman Marketing Group, Inc. - Effective August 15, 2008, Mr. Galasieski will be paid an annual salary of $72,000 for his services as Vice President of Internet Marketing for Berman Marketing Group, Inc. In addition, he will also receive warrants to purchase
5,000,000 shares of the Company's common stock, vested annually in three equal installments beginning in May, 2009, at an exercise price of $0.075, and additional warrants to purchase 5,000,000 shares of common stock that will vest on August 15, 2009 at an exercise price of $0.05. The warrants terminate immediately upon termination of his employment for cause, and 6 months after termination of his employment for any other reason.


GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2007

The Company currently does not participate in any equity award plan. During fiscal 2007, we did not grant any equity awards under any equity award plan.

OPTION EXERCISES FOR FISCAL 2007

During  fiscal  2007,  none  of  the named executive officers exercised options.

NONQUALIFIED DEFERRED COMPENSATION

We currently offer no defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified to any of our employees, including the named executive officers.

COMPENSATION OF DIRECTORS

We intend to use a combination of cash and equity-based compensation to attract and retain candidates to serve on our board of directors. We do not compensate directors who are also our employees for their service on our board of directors. Therefore, Mr. Berman did not receive any compensation for his service on our board of directors, and we have not provided any compensation to any member of our Board of Directors for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not currently have a standing Compensation Committee. Our entire board of directors participated in deliberations concerning executive officer compensation.

COMPENSATION COMMITTEE REPORT

The board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the board of directors has recommended that this Compensation Discussion and Analysis be included in this Registration Statement on Form 10.

SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation paid to, or accrued by, the Company's highest paid executive officers during the fiscal year ended December 31, 2007. No restricted stock awards, long-term incentive plan payout or other types of compensation, other than the compensation identified in the chart below and its accompanying notes, were paid to these executive officers during that fiscal year. Similar information for the fiscal year ended December 31, 2006 is not included as the Company was dormant for that period.

NAMED                      ANNUAL         ANNUAL         OTHER         COMPENSATION  LONG TERM
EXECUTIVE                  COMPENSATION   COMPENSATION   ANNUAL        RESTRICTED    COMPENSATION  LTIP
OFFICER(1)(2)        YEAR  SALARY ($)     BONUS ($)      COMPENSATION  STOCK         OPTIONS       PAYOUTS  ALL OTHER
-------------------  ----  -------------  -------------  ------------  ------------  ------------  -------  ---------
Bruce Berman         2007              1              0             0             0             0        0          0

Robert Christiansen  2007      30,000(3)              0             0             0             0        0          0


1. This table does not include Mr. Weber because he began his employment on May 26, 2008.
2. This table does not include Mr. Galasieski because he began his employment on January 1, 2008.
3. Mr. Christiansen began his employment in October, 2007.  He was paid a pro rata portion of his agreed $120,000 annual salary.


OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

The following table sets forth information regarding the outstanding warrants held by our named officers as of June 4, 2008.



                                                      OPTION AWARDS
                 --------------------------------------------------------------------------------------------------
                 NUMBER OF              NUMBER OF              EQUITY INCENTIVE PLAN AWARDS:  OPTION
                 SECURITIES UNDERLYING  SECURITIES UNDERLYING  NUMBER OF SECURITIES           EXERCISE   OPTION
                 UNEXERCISED OPTIONS    UNEXERCISED OPTIONS    UNDERLYING UNEXERCISED         PRICE      EXPIRATION
NAME             (#) EXERCISABLE        (#) UNEXERCISABLE      UNEARNED OPTIONS               ($)        DATE
                 ---------------------  ---------------------  -----------------------------  ---------  ----------
John Weber, Jr.                      -              5,000,000                              -      0.075           *

Rick Galasieski                      -              5,000,000                              -      0.075           *


*Warrants expire upon termination of employment for cause, or 6 months after termination of employment for any other reason.


ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

BERMAN  INVESTMENT  GROUP  LLC


Bruce Berman, the Company's Chief Executive officer, owns Berman Investment Group LLC ("BIG"). BIG is allowing on a non-exclusive basis Berman Marketing Group, Inc. ("BMG"), a wholly owned subsidiary of the Company, to use its hardware, software, Data Base, Business Support Facilities and Equipment In exchange for appropriate compensation. If something happened to BIG, BMG could incur substantial costs to reproduce the aforementioned. BIG currently uses the hardware, software and database for its own purposes. The company has no right to sell, transfer, assign or rent its rights to or the use of either the hardware, software or database to any person, entity or third party other than one of its operating subsidies for their own use.

The Company has also engaged BIG as a consultant. The outstanding consulting agreement could obligate the Company to pay up to $85,000. The Company is also required to reimburse BIG for costs incurred. However, BIG has not incurred any costs resulting from the consulting agreement and is currently not seeking reimbursement.


MERCHANT  PROCESSING  INTERNATIONAL,  INC.  DBA  BANK  FREEDOM

Prior to March 8, 2008, Bruce Berman, the Company's Chief Executive Officer, owned Merchant Processing International, Inc. dba Bank Freedom ("Bank Freedom"). Bank Freedom is a registered Independent Sales Organization ("ISO") with Columbus Bank and Trust and is authorized by Visa and MasterCard as a merchant account provider that specializes in all areas of bankcard processing. Bank Freedom has been approved by a sponsoring bank as well as MasterCard and Visa to issue prepaid debit cards.

Bank Freedom had an exclusive agreement with BMG to pay BMG 80% of the gross revenue it receives for all debit card issued. Because of the purchase of MPI, this agreement is canceled.


Bank Freedom received approval to issue cards from a bank, Visa and MasterCard. Bank Freedom is marketing its Bank Freedom Prepaid MasterCard card and had shipped a total of 76,877 cards through August 4, 2008.

Effective January 25, 2008, the Company entered into an Acquisition and Stock Purchase Agreement to purchase all 600 shares of Bank Freedom, representing 100% of the issued and outstanding common stock, from Mr. Berman. In consideration for the controlling stake in Bank Freedom, the Company issued Mr. Berman
22,500,000 shares of common stock, and executed a note in the amount of $750,000, payable in monthly installments over two years with a simple interest rate of 7.25%. This agreement was approved by a majority of disinterested shareholders of the Company. Following the transaction, the Company filed a dba to do business as "Bank Freedom." The Company has recently filed in California to change the name of Merchant Processing International, Inc., dba Bank Freedom to Bank Freedom, Inc.

On July 3, 2008, the Company restructured the note owed to Mr. Berman. The term of the note was increased from two years to four years, the interest rate was changed  from  a  fixed  7.25%
to prime, not to exceed 7.25%, and reduced fixed payments from $31,250 of principal plus interest to $17,272, which includes both principal and interest. The prime rate is currently 5%. A majority of the directors not including Mr. Berman has determined this restructuring to be in the best interest of the Company and its shareholders.


LEASED  PROPERTY

The Company currently operates at 18500 Von Karman Suite 530, Irvine, CA 92612. BMG, the Company's wholly owned operating subsidiary, is renting this space on a sublease from BIG under a lease from The Irvine Company.

DIRECTOR  INDEPENDENCE


The Company is not listed on any national exchange, or quoted on any inter-dealer quotation service, that imposes independence requirements on any committee of the Company's directors, such as an audit, nominating or compensation committee. The Company does not have any independent directors on its Board. The company's Board of Directors consists of Bruce Berman and Robert Christiansen, neither of whom are independent.



ITEM 8.  LEGAL PROCEEDINGS.


The company has one material dispute with one of its vendors regarding the validity of approximately $360,000 of services the company was billed for. The company is currently negotiating with the vendor to resolve the issue.


Other than the foregoing, the Company is not a party to any material legal proceedings and, to the Company's knowledge, no such proceedings are threatened or contemplated by any party.


ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

MARKET  INFORMATION


Our common stock is quoted in United States markets on the Pink Sheets, maintained by Pink Sheets LLC, a privately owned company headquartered in New York City, under the symbol "PPDC." There is no assurance that the common stock will continue to be traded on the Pink Sheets or that any liquidity exists for our shareholders. We currently have no plan to apply to have our common stock listed or quoted on any other market, quotation service, or exchange, however we may in the future.


MARKET  PRICE

The following table shows the high and low per share price quotations of the Company's common stock as reported by the PinkSheets for the periods presented. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions. The PinkSheets market is extremely limited and the prices quoted by brokers are not a reliable indication of the value of the common stock. The periods presented represent fiscal quarters, with the fourth quarter of each year ending on December 31.

The Company acquired its current operating business on October 11, 2007. Prior to then, the Company's common stock rarely traded and did not reflect any existing business. As a consequence, pricing prior to such date would not reflect any real stock transactions or pricing and has been omitted.

                                                  HIGH          LOW
     Fiscal 2007
          Fourth Quarter (from October 11)        0.11          0.06


     Fiscal 2008
          First Quarter                           0.17          0.06
          Second Quarter                          0.13          0.07
          Third Quarter (through August 20)       0.12          0.04



As of December 31, 2007, the Company had 500,000,000 shares of common stock authorized with 456,874,837 shares issued and outstanding, and approximately 4,128,209 freely tradable shares in the public float. These shares were held by approximately 250 shareholders of record and Company estimates by a total of approximately 290 beneficial shareholders.


PENNY  STOCK  REGULATIONS

Our common stock is quoted in United States markets on the PinkSheets, maintained by PinkSheets LLC, a privately owned company headquartered in New York City, under the symbol "PPDC." On May 22, 2008 the last reported sale price of our common stock was $0.11 per share. As such, the Company's common stock may be subject to provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock rule."


Section 15(g) and Rule 15g-9 sets forth certain requirements for transactions in penny stocks, in particular that either (1) the transaction meets one of a few specific exemptions, or (2) the broker dealer executing the transaction for a customer (a) obtain informed consent from the customer and (b) make an individualized determination of the customer's suitability for trading in penny stocks based on personal financial information. Rule 15g-9(d) incorporates the definition of "penny stock" that is found in Rule 3a51-1 of the Exchange Act. The SEC generally defines "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. As long as the Company's common stock is deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors.

DIVIDENDS

The Company has not issued any dividends on the common stock to date, and does not intend to issue any dividends on the common stock in the near future. We currently intend to use all profits to further the growth and development of the Company.


ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES.


On July 15, 2008, Mr. Blundin converted $50,000 of the $100,000 convertible note issued to him May 8, 2008 into common shares at a conversion price of $0.05, for a total of 1,000,000 shares. We currently have outstanding $50,000 of the original $100,000 due to Mr. Blundin on that note. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. Mr. Blundin is known to the Company to have sufficient income and net worth to qualify as an "Accredited Investor" as defined by Rule 501(a) of the Securities Act.

From July 8 to July 15, 2008, the Company issued 600,000 shares valued at $0.05 per share to accredited investors as finders' fees in connection with the conversion of $175,000 of convertible notes. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. The accredited investors executed and delivered representations containing facts that establish them as "Accredited Investors" as defined by Rule 501(a) of the Securities Act. The Company investigated the representations and determined that they were accurate.

On July 7, 2008, Mr. Blundin converted one of the two $125,000 convertible notes issued to him on April 29, 2008, into common shares at a conversion price of $0.05, for a total of 2,500,000 shares. The company paid off the other note for $125,000 issued on that date. This issuance was completed in accordance with
Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. Mr. Blundin is known to the Company to have sufficient income and net worth to qualify as an "Accredited Investor" as defined by Rule 501(a) of the Securities Act.

On June 18, 2008, the Company issued 4,000,000 shares, 2,000,000 Class A warrants, and 2,000,000 Class B warrants to accredited investors at a price of $0.05 per share. The Class A warrants are convertible into common stock for 12 months after issuance at an exercise price of $0.10. The Class B warrants are convertible into common stock for 18 months after issuance at an exercise price of $0.15. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. The accredited investors executed and delivered representations containing facts that establish them as "Accredited Investors" as defined by Rule 501(a) of the Securities Act. The Company investigated the representations and determined that they were accurate.

From February 5 to May 6, 2008, the Company issued 15,000,000 shares, 7,500,000 Class A warrants, and 7,500,000 Class B warrants to 9 accredited investors as subscriptions to the January, 2008 Private Offering, at a price of $0.05 per share. The Class A warrants are convertible into common stock for 12 months after issuance at an exercise price of $0.10. The Class B warrants are convertible into common stock for 18 months after issuance at an exercise price of $0.15. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. The accredited investors executed and delivered representations containing facts that establish them as "Accredited Investors" as defined by Rule 501(a) of the Securities Act. The Company investigated the representations and determined that they were accurate.

From April 7 to May 8, 2008, the Company issued 1,625,000 shares valued at $0.05 per share to accredited investors as finders' fees in connection with the January, 2008 Private Offering, and 92,803 shares to accredited investors as finders' fees in connection with the November, 2007 Private Offering. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. The accredited investors executed and delivered representations containing facts that establish them as "Accredited Investors" as defined by Rule 501(a) of the Securities Act. The Company investigated the representations and determined that they were accurate.

On May 8, 2008 the Company issued one Convertible Note with a principal amount of $100,000, to William B. Blundin, an accredited investor. The note is convertible at 85% of the bid price of the stock on the exercise date, with a maximum of $0.05, and a minimum of $0.025. In all, the notes can be converted into a maximum of 4,000,000 shares. In the event the Convertible Note is converted by the holder or holders, the common stock would be diluted by between 2,000,000 shares and 4,000,000 shares. In connection with the note, the Company issued Mr. Blundin 150,000 shares of Common Stock as an incentive for making the notes. The Company issued 125,000 of these shares on April 7, 2008 in anticipation of completing an earlier note that was not completed; with Mr. Blundin's permission, these shares were applied to the Note of May 8. The remaining 25,000 shares were issued on May 8, 2008. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. Mr. Blundin executed and delivered representations containing facts that establish him as an "Accredited Investor" as defined by Rule 501(a) of the Securities Act. The Company investigated the representations and determined that they were accurate.

On May 5, 2008, the Company issued warrants to two employees to purchase 5,000,000 shares each, vested annually in three equal installments beginning in May, 2009, at an exercise price of $0.075. The warrants terminate immediately upon termination of employment for cause, and 6 months after termination of employment for any other reason. This issuance was completed in accordance with
Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend.

On April 29, 2008, the Company issued two Convertible Notes with a combined principal amount of $250,000, to William B. Blundin, an accredited investor. The notes are convertible at 85% of the bid price of the stock on the exercise date, with a maximum of $0.05, and a minimum of $0.025. The notes can be converted into a maximum of 10,000,000 shares. In the event the Convertible Notes are converted by the holder or holders, the common stock would be diluted by between 5,000,000 shares and 10,000,000 shares. In connection with the Notes, the Company issued Mr. Blundin 250,000 shares of Common Stock as an incentive for making the notes. This issuance was completed in accordance with
Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. Mr. Blundin is known to the Company to have sufficient income and net worth to qualify as an "Accredited Investor" as defined by Rule 501(a) of the Securities Act.


On January 25, 2008, the Company issued 22,500,000 shares to Bruce Berman, the Company's President, for 100% of the outstanding equity of Merchant Processing International Inc. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend.


On January 2, 2008, the Company issued 1,781,250 shares to accredited investors on the conversion of warrants issued as subscriptions to the November, 2007 Private Offering at an exercise price of $0.05 per share. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. The accredited investors executed and delivered representations containing facts that establish them as "Accredited Investors" as defined by Rule 501(a) of the Securities Act. The Company investigated the representations and determined that they were accurate.

From December 4, 2007 to January 22, 2008, the Company issued 2,062,500 shares valued at $0.03 1/3 per share to accredited investors as finders' fees in connection with the November, 2007 Private Offering. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. The accredited investors executed and delivered representations containing facts that establish them as "Accredited Investors" as defined by Rule 501(a) of the Securities Act. The Company investigated the representations and determined that they were accurate.

From December 4, 2007 to January 22, 2008, the Company issued 22,500,000 shares, 11,250,000 Class A warrants, and 11,250,000 Class B warrants to accredited investors as subscriptions to the Company's November, 2007 Private Offering at a price of $0.03 1/3. The Class A warrants are convertible into common stock for 12 months after issuance at an exercise price of $0.05. The Class B warrants are convertible into common stock for 18 months after issuance at an exercise price of $0.10. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend. The accredited investors executed and delivered representations containing facts that establish them as "Accredited Investors" as defined by Rule 501(a) of the Securities Act. The Company investigated the representations and determined that they were accurate.

On October 11, 2007 the Company issued 425,000,000 shares to Bruce Berman, the Company's President for 100% of BMG, valued at $425,000. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend.

On  May  17,  2007,  Robert  K.  McBride,  the  Company's former Chief Executive
Officer, converted debt owed to him for his salary into 13,000,000 common shares, valued at $22,000. This issuance was completed in accordance with
Section 4(2) of the Securities Act in an offering without any public offering or distribution. These shares are restricted securities and include an appropriate restrictive legend.

In 2005 the Company issued a Convertible Note with an original principal amount of $50,000 to Robert K. McBride, the Company's former Chief Executive Officer. The note can be converted into a maximum of 400,000 shares of the Company's common stock regardless of how many shares of Common Stock are issued or outstanding at the time of exercise or any interim forward or reverse stock splits or reorganizations. In the event the Convertible Note is converted by the holder or holders, the common stock would be diluted by 400,000 shares. This issuance was completed in accordance with Section 4(2) of the Securities Act in an offering without any public offering or distribution. The Note would be considered a restricted security.



ITEM 11.  DESCRIPTION OF SECURITIES.

The following sets forth the material terms of the Company's securities. However, a more detailed description of our securities is contained in the Company's Articles of Incorporation.

COMMON  STOCK


Our Articles of Incorporation authorize the issuance of up to 1,000,000,000 shares of common stock, par value $0.001, after increasing it from 500,000,000 on January 14, 2008. There were 396,966,390 shares of common stock issued and outstanding as of August 20, 2008.



Holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock.


Holders of our common stock have no preemptive rights to purchase common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

NUMBER  OF  SHARES  OUTSTANDING


As of December 31, 2007, the Company had 500,000,000 shares of common stock authorized with 456,874,837 shares issued and outstanding and approximately 4,128,209 freely tradable shares in the public float. These shares were held by approximately 250 shareholders of record and Company estimates by a total of approximately 290 beneficial shareholders.

As of December 31, 2006, the Company had 51,000,000 shares of common stock authorized, 12,529,837 shares issued and outstanding and 4,028,209 freely tradable shares in the public float. These shares were held by 238 shareholders of record and the Company estimates by a total of 271 beneficial shareholders.

As of December 31, 2005, the Company had 51,000,000 shares of common stock authorized, 12,529,837 shares issued and outstanding of which 4,028,209 were freely tradable shares in the public float. These shares were held by 238 shareholders of record and the Company estimates by a total of 271 beneficial shareholders.


PREFERRED  STOCK

Our Articles of Incorporation do not authorize the issuance of Preferred Stock. There are presently no shares of preferred stock outstanding.

CONVERTIBLE  NOTES

In 2005, the Company issued a Convertible Note with an original principal amount of $50,000 to Robert McBride, the Company's former Chief Executive Officer. The note can be converted into a maximum of 400,000 shares of the Company's common stock regardless of how many shares of Common Stock are issued or outstanding at the time of exercise or any interim forward or reverse stock splits or reorganizations. In the event the Convertible Note is converted by the holder or holders, the common stock would be diluted by 400,000 shares.

On April 29, 2008, the Company issued two Convertible Notes with a combined principal amount of $250,000, and on May 8, 2008 issued one Convertible Note with a principal amount of $100,000, to William B. Blundin, an accredited investor. The notes are convertible at 85% of the bid price of the stock on the exercise date, with a maximum of $0.05, and a minimum of $0.025. In all, the notes can be converted into a maximum of 14,000,000 shares. In the event the Convertible Notes are converted by the holder or holders, the common stock would be diluted by between 7,000,000 shares and 14,000,000 shares.


On July 7, 2008, we paid off one of the two $125,000 convertible notes held by William Blundin and issued April 29, 2008, and Mr. Blundin converted the second into common shares at a conversion price of $0.05, for a total of 2,500,000 shares.

On July 15, 2008, Mr. Blundin converted $50,000 of the $100,000 convertible note issued to him May 8, 2008 into common shares at a conversion price of $0.05, for a total of 1,000,000 shares. We currently have outstanding $50,000 of the original $100,000 due to Mr. Blundin on that note.

WARRANTS

The Company completed two private offerings in November, 2007 and January, 2008. Each of the offerings included Series A and Series B warrants in addition to shares of common stock. The following table summarizes the warrants currently outstanding from the Company's November, 2007 and January 2008 private offerings:

     Series  Outstanding  Exercise Price   Expiration Date
     ------  -----------  ---------------  ----------------------
     A         9,468,750  $          0.05  January 2, 2009
     A         7,500,000  $          0.10  February-March, 2009
     B         11,250,00  $          0.10  July 2, 2009
     B         7,500,000  $          0.15  August-September, 2009


The Company has issued 2,000,000 additional Series A warrants at an exercise price of $0.10, expiring on June 18, 2009, and 2,000,000 additional Series B warrants at an exercise price of $0.15, expiring on December 18, 2009. Prior to exercise, the holders of the warrants will have no rights as shareholders. The warrants do not contain any cashless exercise option.

In addition, the Company has issued warrants to Rick Galasieski and John Weber, Jr., employees of the Company or its subsidiaries, and Ryan Guenthart, a former employee of the Company or its subsidiaries, to purchase 5,000,000 shares of common stock each. The warrants will vest annually in three equal installments beginning in May, 2009, at an exercise price of $0.075, and will terminate immediately upon termination of employment for cause, and 6 months after termination of employment for any other reason.

We will also issue Mr. Galasieski an additional 5,000,000 warrants pursuant to our employment with him effective August 15, 2008. The warrants will vest on August 15, 2009 and will have an exercise price of $0.05. The warrants will terminate immediately upon termination of employment for cause, and 6 months after termination of employment for any other reason.


No other outstanding options or warrants to purchase shares of Company common stock.

DIVIDEND  POLICY

Holders of the Company's common stock will be entitled to receive cash dividends when declared by the Board of Directors of the Company, out of funds legally available for payment thereof. However, if dividends are not declared by the Board of Directors, no dividends shall be paid. Under Nevada Revised Statutes Sec. 78.228(2), a corporation is prohibited from paying dividends if the Company, as a result of paying such dividends, would not be able to pay its debts as they come due, or if the Company's total liabilities and preferences to preferred shareholders if any exceed total assets. Any payment of cash dividends of the Common Stock in the future will be dependent upon the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, as well as other factors the Board of Directors deems relevant.

It is not anticipated that any cash dividends will be paid in the foreseeable future. While the Company's dividend policy will be based on the operating results and capital needs of the business, it is anticipated that all earnings, if any, will be retained to finance the future expansion of the Company's business. Therefore, prospective investors who anticipate the need for immediate income by way of cash dividends from their investment should not purchase the Shares offered.

REPORTS  TO  STOCKHOLDERS

The Company intends to comply with the periodic reporting requirements of the Securities Exchange Act of 1934. The Company plans to furnish its stockholders with an annual report for each fiscal year ending December 31, 2007 containing financial statements audited by its independent certified public accountants.

The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The public may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 (call 1-800-SEC-0330 for information).

TRANSFER  AGENT

The  transfer  agent  and  registrar  for  our  Common  Stock  is:

Pacific  Stock  Transfer  Company
500  E.  Warm  Springs  Road,  Suite  240
Las  Vegas NV 89119
Phone:  (702)  361-3033
Fax:  (702)  433-1979


ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statutes ("NRS") Sec. 78.7502 provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of our company may and, in certain cases, must be indemnified by our company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and reasonably incurred by him as a result of such action; and in the case of a derivative action, against amounts paid in settlement and expenses (including attorneys' fees) actually and reasonably incurred, if in either type of action he either (1) Is not liable for a breach of his fiduciary duties to the Company pursuant to NRS 78.138, or (2) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company and in, with respect to any criminal, had reasonable cause to believe his conduct was lawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to our company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnification for expenses.

At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification is being sought, nor are we aware of any threatened litigation that may result in claims for indemnification by any director or officer.


ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Set Forth Below.


ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.

As of January 1, 2007, the Company had no operations and had not engaged an accountant. We appointed Gruber & Company LLC as our certified public auditing firm on November 12, 2007.

Since engaging them, there have been no disagreements between the Company and Gruber & Company LLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of such firm, would have caused them to make reference to the subject matter thereof in their report on the Company's financial statements for such periods.


ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS.

FINANCIAL  STATEMENTS

Please see the following financial statements set forth below beginning on page F-1:


     -    Financial  statements for the quarter ended June 30, 2008 (unaudited);
     -    Financial statements for the quarter ended March 31, 2008 (unaudited);
     - Financial statements for the years ended December 31, 2007 and December 31, 2006;
     -    Pro-Forma  financial  statements for the year ended December 31, 2007;
          and
     - Financial statements of Merchant Processing International, Inc. dba Bank Freedom for the years ended December 31, 2007 and December 31, 2006.


EXHIBITS


3.1     Articles of  Incorporation,  as amended, of Prepaid Card Holdings, Inc.*

3.2     Bylaws of  Prepaid  Card  Holdings,  Inc.*

10.1 Technology, Data Usage and Facilities Agreement between Berman Investment Group, LLC and Berman Marketing Group, Inc.*

10.2 Prepaid Debit Card Co-Brand Marketing Agreement between Berman Marketing Group, Inc. and Merchant Processing International, Inc. dated November 25, 2007.*

10.3 Consulting Agreement between Berman Investment Group and National Health Care Alliance dated October12, 2007.*

10.4 Card Program Management Agreement between Merchant Processing International, Inc. and MetaBank, dba Meta payment Systems dated November 19, 2007.*

10.5 Electronic Transaction Processing Services Agreement between Merchant Processing International, Inc. and i2c, Inc. dated November 15, 2007.*

10.6 Card Production Service Agreement between Merchant Processing International, Inc. and EFT Source, Inc. dated December 19, 2007.*

10.7 Sponsored Membership Agreement between Merchant Processing International, Inc. and Green Dot Corporation dated January 10, 2008.*

10.8 Risk & Information Analytics Agreement between Berman Marketing Group, Inc. and LexisNexis Risk & Information Analytics Group Inc. dated March 12, 2008.*

10.9 Web Services Marketplace Usage Agreement between Merchant Processing International, Inc. and StrikeIron, Inc. dated March 26, 2008.*

* Filed with the Company's registration statement on Form 10, SEC file no. 000-53270, originally filed June 9, 2008.



                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   PREPAID  CARD  HOLDINGS,  INC.
                                   (Registrant)


Date: August 20, 2008              By: /s/ Bruce Berman
      ----------------------           --------------------------
                                       Bruce  Berman
                                       Chief  Executive  Officer

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       CONSOLIDATED FINANCIAL STATEMENTS


TABLE OF CONTENTS


PREPAID CARD HOLDINGS, INC. CONSOLIDATED FINANCIAL STATEMENTS FOR THE QUARTER ENDED JUNE 30, 2008 (UNAUDITED)
     Consolidated Balance Sheets as at March 31, 2008. ......................F-3
     Consolidated Statement of Operations for the quarter ended
       March 31, 2008. ......................................................F-4
     Consolidated Statements of Changes in Stockholders' Equity for
       the quarter ended March 31, 2008. ....................................F-5
     Consolidated Statements of Cash Flows for the quarter ended
       March 31, 2008. ......................................................F-6
     Notes to Financial Statements. .........................................F-7

PREPAID CARD HOLDINGS, INC. CONSOLIDATED FINANCIAL STATEMENTS FOR THE QUARTER ENDED MARCH 31, 2008 (UNAUDITED)
     Consolidated Balance Sheets as at March 31, 2008. .....................F-13
     Consolidated Statement of Operations for the quarter
       ended March 31, 2008. ...............................................F-14
     Consolidated Statements of Cash Flows for the quarter
       ended March 31, 2008. ...............................................F-15
     Notes to Financial Statements. ........................................F-16

PREPAID CARD HOLDINGS, INC. CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006
     Report of Independent Registered Public Accounting Firm. ..............F-22
     Consolidated Balance Sheets as at December 31, 2007
       and December 31, 2006. ..............................................F-23
     Consolidated Statement of Operations for the years ended
       December 31, 2007 and December 31, 2006. ............................F-24
     Consolidated Statements of Changes in Stockholders' Equity
       for the years ended December 31, 2007 and December 31, 2006. ........F-25
     Consolidated Statements of Cash Flows for the years ended
       December 31, 2007 and December 31, 2006. ............................F-26
     Notes to Financial Statements. ........................................F-27

PREPAID CARD HOLDINGS, INC. PRO-FORMA FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2007 (UNAUDITED)
     Pro-Forma Balance Sheets as at December 31, 2007. .....................F-32
     Pro-Forma Statement of Operations for the year ended
       December 31, 2007. ..................................................F-33
     Pro-Forma Statement of Changes in Stockholders' Equity
       for the year ended December 31, 2007. ...............................F-34
     Pro-Forma Statement of Cash Flows as at December 31, 2007. ............F-36
     Notes to Financial Statements. ........................................F-36

MERCHANT PROCESSING INTERNATIONAL, INC. DBA BANK FREEDOM FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2007
     Report of Independent Registered Public Accounting Firm. ..............F-41
     Balance Sheets as at December 31, 2007 and December 31, 2006. .........F-42
     Statements of Operations for the years ended December 31,
       2007 and December 31, 2006. .........................................F-43
     Statements of Changes in Stockholders' Equity for the years ended December 31, 2007 and December 31, 2006. ......................F-44
     Statements of Cash Flows for the years ended December 31,
       2007 and December 31, 2006. .........................................F-45
     Notes to Financial Statements. ........................................F-46

                          PREPAID CARD HOLDINGS, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS
                                 June 30, 2008

                          PREPAID CARD HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 JUNE 30, 2008
ASSETS                                               (UNAUDITED)
                                                       JUNE 30,    DECEMBER 31,
Current Assets:                                          2008         2007
                                                     ------------  ------------
  Cash and Cash Equivalents                          $   416,242   $   563,512
   Accounts Receivable                                    47,347             -
                                                     ------------  ------------
Due from Affiliate                                         2,094             -
                                                     ------------  ------------
   Prepaid Expenses                                       28,140             -
                                                     ------------  ------------
Total Current Assets                                 $   493,823   $   563,512

Fixed Assets - net                                         5,006             -

Other Assets:
   Goodwill                                              732,348             -
   Deposits                                               10,000             -
                                                     ------------  ------------
Total Other Assets                                       742,348             -
                                                     ------------  ------------
Total Assets                                         $ 1,241,177   $   563,512
                                                     ============  ============

Liabilities and Stockholders' Equity:
Current Liabilities:
   Accounts Payable and
      Accrued Expenses                               $   526,797   $     3,454
   Notes Payable                                         540,625             -
                                                     ------------  ------------
    Total Current Liabilities                          1,067,422         3,454

Long Term Liabilities                                    562,500             -
                                                     ------------  ------------
    Total liabilities                                  1,629,922         3,454
                                                     ------------  ------------

Stockholders Equity:
Common Stock, authorized
  1,000,000,000 shares, 520,366,390
  and 476,873,587issued and
  outstanding @.001 per share                            520,366       476,874
Subscription Receivable                                        -      (114,163)
Additional Paid in Capital                             2,073,308       955,569
Deficit Accumulated During the
  Development Stage                                   (2,982,419)     (758,222)
                                                     ------------  ------------

Total Stockholders' Equity (Deficit)                    (388,745)      560,058
                                                     ------------  ------------

Total Liabilities and Stockholders Equity (Deficit)  $ 1,241,177   $   563,512
                                                     ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                          PREPAID CARD HOLDINGS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          QUARTER ENDED JUNE 30, 2008

                                  FOR THE THREE MONTHS      FOR THE SIX MONTHS
                                          ENDED                   ENDED
                                  JUNE 30,     JUNE 30,    JUNE 30,     JUNE 30,
                                    2008         2007        2008        2007
                               ------------  ----------  ------------  ---------
Revenues                       $   241,726   $ 200,227   $   268,986   $ 436,361

Cost of Sales                      177,682      11,556       177,682     113,707
                               ------------  ----------  ------------  ---------

Gross Profit                        64,044     188,671        91,304     322,654

Expenses:
  Sales                            713,127           -     1,004,130           -
  Professional Fees                309,987      18,572       434,894      18,572
  General and Administrative       469,809     182,591       877,892     250,656
                               ------------  ----------  ------------  ---------
Total                            1,492,923     201,163     2,316,916     269,228


Profit (Loss) from
  operations                    (1,428,979)    (12,492)   (2,225,612)     53,426

Other income                         1,415         161         1,415         161

Net Profit (Loss)              $(1,427,464)  $ (12,331)  $(2,224,197)  $  53,587
                               ============  ==========  ============  =========
Profit (Loss) per share        $             $           $             $
                               ============  ==========  ============  =========

Weighted Average
Shares Outstanding
                               ============  ==========  ============  =========


  The accompanying notes are an integral part of these consolidated financial statements.

                                              PREPAID CARD HOLDINGS, INC.

                                CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                              QUARTER ENDED JUNE 30, 2008

                                                                                           Addit-
                                                                                Subscr-    ional       Retained
                            Common Stock        Preferred Stock  Subscription   iption    Paid in      Earnings
                          Shares       Amount   Shares   Amount   Receivable    Payable   Capital      (Deficit)      Total
                       ------------  ---------  ------  -------  ------------  --------  ----------  ------------  ------------

Balance January
1, 2008                476,873,589   $476,874           $        $  (114,163)  $      -  $  955,569  $  (758,222)  $   560,058

Shares for
Services                22,500,000     22,500                                                                           22,500
                       ------------  ---------  ------  -------  ------------  --------  ----------  ------------  ------------

Subscription
Cash Received                                                        114,163                                           114,163

Shares for Cash         10,500,000     10,500                                               489,500                    500,000

Shares for Cash          9,000,000      9,000                                               441,000                    450,000

Shares Issued for
Services                 1,992,803      1,992                                               186,739                    188,731

Shares Cancelled          (500,000)      (500)                                                  500                          -

Net (Loss) for the
six months ended
June 30, 2008                    -          -        -        -            -          -           -   (2,224,197)   (2,224,197)
                       ------------  ---------  ------  -------  ------------  --------  ----------  ------------  ------------

Balance June 30, 2008  520,366,390   $520,366        -  $     -  $         -   $      -  $2,073,308  $(2,982,419)  $   388,745
                       ============  =========  ======  =======  ============  ========  ==========  ============  ============


   The accompanying notes are an integral part of these financial statements.

                          PREPAID CARD HOLDINGS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          QUARTER ENDED JUNE 30, 2008

                                              FOR THE SIX MONTHS ENDED
                                                       JUNE  30,
Cash Flows from Operating Activities:              2008      2007
                                               ------------  --------
Net (Loss) for the period:                     $(2,224,197)  $53,587
Depreciation                                           686       723
Common Stock issued                                211,232         -
Changes in Assets and Liabilities
Accounts Receivable                                (47,347)
                                               ------------  --------
Due from Affiliate                                  (2,094)        -
Prepaid Expenses and Deposits                      (38,140)   (6,509)
Accounts Payable and Accrued Expenses              523,342     6,518
                                               ------------  --------
 Net Cash flows used for Operating Activities   (1,576,518)        -
Cash Flows Used for Investing Activities                           -
Purchase of Goodwill and Fixed Assets             (738,040)
Cash Flows from Financing Activities
Issuance of note                                 1,103,125         -
Proceeds from the Issuance of Common Stock         950,000         -
Collection of subscription Receivable              114,163         -
                                               ------------  --------
Net Cash Flows from Financing Activities         2,167,288         -
                                               ------------  --------

Net Increase (Decrease) in cash                   (147,270)   54,319

Cash-beginning                                     563,512       822
                                               ------------  --------
Cash-end                                       $   416,242   $55,141
                                               ============  ========

Supplemental disclosures:
Interest Paid                                  $         -   $     -
Income Taxes paid                              $         -   $     -



  The accompanying notes are an integral part of these consolidated financial statements.

                          PREPAID CARD HOLDINGS, INC.

                       NOTES TO THE FINANCIAL STATEMENTS
                                 JUNE 30, 2008

NOTE  1  -  ORGANIZATION  AND  SIGNIFICANT  ACCOUNTING  POLICIES

Organization and Line of Business
---------------------------------

Prepaid Card Holdings, Inc. formerly Berman Holdings, Inc. (the "Company") was incorporated under the name Nately National Corporation in the state of Nevada on October 8, 1986 and then changed its name National Health Care Alliance, Inc. The Company was dormant until October 11, 2007 when the Company acquired Berman Marketing Group, a wholly owned subsidiary as its operating business. In October 2007 the name was changed from National Health Care Alliance, Inc. to Berman
Holdings, Inc. In March of 2008 the Company acquired Merchant Processing International, from a related party, and it became a wholly owned subsidiary. In May of 2008 the Company changed its name to Prepaid Card Holdings, Inc. The company trades under the symbol PPDC on the pink sheets.

The Company is in the prepaid general use debit, ATM, POS and signature based card market. The Company's primary target audience is the non banked and underserved individuals in the country.

Basis  of  Presentation/Going  Concern
--------------------------------------

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred losses and has yet to begin total operations. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Principles  of  Consolidation
-----------------------------

 For 2008 the consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Berman Marketing Group, Inc and Merchant Processing International. All material inter company balances and transactions have been eliminated on consolidation. Merchant Processing International profit and loss, is included only from the period of acquisition in March 2008 thru the end of the period.

For  2007  the  financial  includes  the  activity  of  Merchant  Processing
International  which  was  the  only  operating  company  during  that  period.

Stock  Based  Compensation
--------------------------

SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments
-----------------------------------

For certain of the Company's financial instruments, including cash and cash equivalents, other current assets, accounts payable, accrued interest and due to related party, the carrying amounts approximate fair value due to their short maturities.

Cash and Cash Equivalents
-------------------------

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Concentration of Credit Risk
----------------------------

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Impairment of Long-Lived Assets
-------------------------------

SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used.

Income  Taxes
-------------

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings  (Loss)  Per  Share
----------------------------

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.

Recently  Issued  Accounting  Pronouncements
--------------------------------------------

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.
In December 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements (FAS 160). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations. In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 159 no later than the first quarter of fiscal 2009. We are currently assessing the impact the adoption of SFAS No. 159 will have on our financial position and results of operations.
In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders' equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on the Company's financial position or results of operations.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS No. 157 in the first quarter of fiscal 2009. We are currently assessing the impact that the adoption of SFAS No. 157 will have on our financial position and results of operations.
In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise's financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The Company is in the process of evaluating the impact of the application of the Interpretation to its financial statements.

NOTE 2 - RELATED PARTY TRANSACTIONS

The Company issued 22,500,000 shares of stock, for the acquisition of Merchant Processing International, an entity who was owned by the majority stockholder of the Company.
The company is owed money from an affiliate of $2,046 for expenses paid on behalf of the affiliate. The affiliate is controlled and owned by the Company's President.
The company owes on a note a related party, its President $750,000 with interest at 5% due over 48 months starting July 1, 2008.


NOTE  3  -  GOODWILL

The Company recognized goodwill on the amount paid for Merchant Processing International in excess of its book value. The Company issued 22,500,000 shares of stock, valued at par, due to the related party interest, of $22,500 and incurred a note payable for $750,000, the total of which was $772,500. This amount exceeded the book value by $732,348 which was assigned to Goodwill. The company evaluated this and has concluded that any impairment is not warranted at this time.

NOTE  4-  ACCOUNTS  RECEIVABLE

The Company has accounts receivable from Banks on the amounts transacted for the previous month, consisting of processing fees and charges.

NOTE  5  -  FIXED  ASSETS

                                          Furniture and Fixtures     $     8,648
                                                        Computers          3,682
                                                           Total          12,330
                                                                          ------

                                       Accumulated Depreciation          (7,324)

                                                Net Fixed Assets     $     5,006


NOTE  6  -  NOTE  PAYABLE

The Company is indebted to its main shareholder for the purchase of the subsidiary for $750,000 payable over 48 months with interest at 5%. Included in this note is unpaid interest at June 30, 2008 of $3,125.

The Company is also obligated under a note to an individual for $350,000 This note bears interest at 10%. In July of 2008 $275,000 of this note was reduced by the issuance of shares of common stock totaling 3,500,000 shares plus a payoff of $125,000.
The  balance  of  the  note  of  $50,000  is  due  in  January  of  2009.

NOTE 7- COMMON STOCK TRANSACTIONS

During the first quarter 2008 the Company issued 33,000,000 shares of stock, 22,500,000 shares for the purchase of the subsidiary and the balance of 10,500,000 shares for $500,000 cash. Also during the quarter subscription receivables of $114,163 were collected.
During the second quarter of 2008 the company issued 10,992,803 shares and cancelled 500,000 shares. Of the shares issued 9,000,000 were issued for cash of $450,000, and 1,992,803 for services totaling $188,732.

NOTE  8  -  INCOME  TAXES

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period,that includes the enactment date.

The Company has a net loss carryforward equal to approximately $700,000. The deferred tax asset related to this carryforward has been reserved in full due to the uncertainty of realization.

NOTE  9   -  COMMITMENTS

     The Company is obligated under a lease arrangement for office space expiring in December 2008. Monthly terms indicate an amount of approximately $10,000 per month. Commencing on September 1, 2008 the rent decreases to $3,500 per month and concludes by December 31, 2008.

NOTE  10  -  SUBSEQUENT  EVENTS

In July 2008 the company issued 3,500,000 shares of stock to reduce debt of $175,000.

On July 28, 2008 senior management of the Company has agreed to cancel and return to treasury a total of 127,500,000 shares of the Company stock.

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2008

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                                 MARCH 31, 2008


     ASSETS                                 MARCH 31,     DECEMBER 31,
     Current Assets                         2008          2007
                                            ------------  --------------
       Cash and Cash Equivalents            $   674,076   $     563,512
        Fixed Assets-Net                          5,349               -
                                            ------------  --------------
        Goodwill                                732,348               -
           Total assets                     $ 1,411,773   $     563,512
                                            ============  ==============

     Liabilities and Stockholders' Equity

     Accounts Payable and Accrued Expenses  $   261,785   $       3,454
     Notes Payable-Short Term                   187,500               -
                                            ------------  --------------
         Total Current Liabilities              449,285           3,454


     Note Payable-long Term                     562,500               -
                                            ------------  --------------
         Total liabilities                    1,011,785           3,454

     Stockholders Equity

     Common Stock, authorized
       1,000,000,000 shares, 509,873,587
       and 476,873,587 issued and
       outstanding @.001 per share              509,874         476,874
     Subscription Receivable                          -        (114,163)
     Subscription Payable                             -               -
     Additional Paid in Capital               1,445,069         955,569
     Deficit Accumulated During
       the Development Stage                 (1,554,955)       (758,222)
                                            ------------  --------------
     Total Stockholders' Equity                 399,988         560,058
                                            ------------  --------------
     Total Liabilities and
     Stockholders Equity                    $ 1,411,773   $     563,512
                                            ============  ==============

  The accompanying notes are an integral part of these consolidated financial statements.

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF OPERATIONS
                          QUARTER ENDED MARCH 31, 2008

                                                    FOR THE THREE MONTHS
                                                         MARCH 31,
                                                      2008          2007
                                                 -------------  -----------
     Revenues                                    $     27,260   $         -

     Expenses
       Sales                                          291,003             -
       Professional Fees                              124,907             -
       Selling General and Administrative Costs       408,083             -
                                                 -------------  -----------
       Total                                          823,993             -


     Net Loss                                    $   (796,733)  $         -
                                                 =============  ===========

     (Loss) per share                            $      (0.00)  $         -
                                                 =============  ===========

     Weighted Average Shares Outstanding          482,313,148             -
                                                 =============  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          QUARTER ENDED MARCH 31, 2008


                                                  FOR THE THREE MONTHS
                                                      ENDED MARCH 31,
     Cash Flows from Operating Activities:           2008       2007
                                                 -----------  ---------
     Net (Loss) for the period:                  $ (796,733)  $      -
     Depreciation                                       343    (22,000)
     Common Stock issued                             22,500          -
     Changes in Assets and Liabilities
     Accounts Payable and Accrued Expenses          258,331     22,000
                                                 -----------  ---------
                                                   (515,559)         -

     Cash Flows from Investing Activities
     Purchase of Fixed Assets                        (5,692)         -
                                                 -----------  ---------
      Goodwill                                     (732,348)         -
     Net Cash Used by Investing Activities         (738,040)         -

     Cash Flows from Financing Activities
     Issuance of note                               750,000          -
     Proceeds from the Issuance of Common Stock     500,000          -
     Subscription receivable receipt                114,163          -
                                                 -----------  ---------
     Net Cash Flows from Financing Activities     1,364,163          -
                                                 -----------  ---------

     Net Increase (Decrease) in cash                110,564          -

     Cash-beginning                                 563,512          -
                                                 -----------  ---------
     Cash-end                                    $  674,076   $      -
                                                 ===========  =========

     Supplemental disclosures:
     Interest Paid                               $        -   $      -
     Income Taxes paid                           $        -   $      -

  The accompanying notes are an integral part of these consolidated financial statements.

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS
                                 MARCH 31, 2008

NOTE  1  -  ORGANIZATION  AND  SIGNIFICANT  ACCOUNTING  POLICIES

Organization and Line of Business
---------------------------------

Prepaid Card Holdings, Inc. formerly Berman Holdings, Inc. (the "Company") was incorporated under the name Nately National Corporation in the state of Nevada on October 8, 1986 and then changed its name National Health Care Alliance, Inc. The Company was dormant until October 11, 2007 when the Company acquired Berman Marketing Group, a wholly owned subsidiary as its operating business. In October 2007 the name was changed from National Health Care Alliance, Inc. to Berman
Holdings, Inc. In March of 2008 the Company acquired Merchant Processing International, from a related party, and it became a wholly owned subsidiary. In May of 2008 the Company changed its name to Prepaid Card Holdings, Inc. The company trades under the symbol PPDC on the pink sheets.

The Company intends to enter in early 2008 the prepaid general use debit, ATM, POS and signature based card market. The Company's primary target audience is the nonbanked and underserved individuals in the country.

Basis  of  Presentation/Going  Concern
--------------------------------------

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred losses and has yet to begin total operations. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

The Company is a development stage enterprise after its dormant period which commenced in October 2007.

Principles  of  Consolidation
-----------------------------

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries Berman Marketing Group, Inc and Merchant Processing International. All material inter company balances and transactions have been eliminated on consolidation. Merchant Processing International profit and loss, is included only from the period of acquisition in March 2008 thru the end of the period.

Stock  Based  Compensation
--------------------------

SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments
-----------------------------------

For certain of the Company's financial instruments, including cash and cash equivalents, other current assets, accounts payable, accrued interest and due to related party, the carrying amounts approximate fair value due to their short maturities.

Cash and Cash Equivalents
-------------------------

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Concentration of Credit Risk
----------------------------

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Impairment of Long-Lived Assets
-------------------------------

SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used.

Income  Taxes
-------------

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings  (Loss)  Per  Share
----------------------------

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.

Recently  Issued  Accounting  Pronouncements
--------------------------------------------

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements (FAS 160). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 159 no later than the first quarter of fiscal 2009. We are currently assessing the impact the adoption of SFAS No. 159 will have on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders' equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on the Company's financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS No. 157 in the first quarter of fiscal 2009. We are currently assessing the impact that the adoption of SFAS No. 157 will have on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise's financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The Company is in the process of evaluating the impact of the application of the Interpretation to its financial statements.

NOTE 2 - RELATED PARTY TRANSACTIONS


The Company issued 22,500,000 shares of stock, for the acquisition of Merchant Processing International, an entity who was owned by the majority stockholder of the Company. There were no other related party transactions in the prior year.



NOTE 3  -  GOODWILL

The Company recognized goodwill on the amount paid for Merchant Processing International in excess of its book value. The Company issued 22,500,000 shares of stock, valued at par, due to the related party interest, of $22,500 and incurred a note payable for $750,000, the total of which was $772,500. This amount exceeded the book value by $732,348 which was assigned to Goodwill. The company evaluated this and has concluded that any impairment is not warranted at this time.

NOTE  4  -  FIXED  ASSETS

     Furniture and Fixtures      $3,267
     Computers                    2,425
     Total                        5,692
                                 -------

     Accumulated Depreciation      (343)

     Net Fixed Assets            $5,349

NOTE  5  -  NOTE  PAYABLE


The Company is indebted to its main shareholder for the purchase of the subsidiary for $750,000 interest only from April 2008 to June 30, 2008 at 7.25%. Commencing on July 1, 2008 the Company will pay 24 monthly payments of $31,250. As interest does not accrue till April 1 2008 there is amount included for the fractional days in March 2008.


NOTE 6 - COMMON STOCK TRANSACTIONS

During the first quarter 2008 the Company issued 33,000,000 shares of stock, 22,500,000 shares for the purchase of the subsidiary and the balance of 10,500,000 shares for $500,000 cash. Also during the quarter subscription receivables of $114,163 were collected.

NOTE  7  -  INCOME  TAXES

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period,that includes the enactment date.


The Company has a net loss carryforward equal to approximately $700,000. The deferred tax asset related to this carryforward has been reserved in full due to the uncertainty of realization.


NOTE  8  -  COMMITMENTS

The Company is obligated under a lease arrangement for office space expiring in December 2008. Monthly terms indicate an amount of approximately $10,000 per month.

NOTE  9  -  SUBSEQUENT  EVENT

During April and May of 2008 the Company issued 6,992,803 shares and cancelled 500,000 shares. Of the 6,992,803 shares 5,000,000 were issued for cash of $250,000, 275,000 shares for a note of $350,000 and the balance of 1,717,803 shares  for  services  valued  at  market  for  $85,890.

NOTE  10  -  PRIOR  YEAR

For the quarter ended March 31, 2007 both the Parent and Berman Marketing Group had zero activity. Merchant Processing International, at that time was not a subsidiary. If it had been the first quarter results would have been as follows:

     Sales         $236,516
     Expenditures   166,817
     Profit          65,766

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 2007 AND DECEMBER 31, 2006

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The  Board  of  Berman  Holdings,  Inc.

We have audited the accompanying balance sheet of Berman Holdings, inc. (A Development Stage Company) as of December 31, 2007 and 2006 and the related statements of operations, stockholders equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its' operations and its' stockholders equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the notes to these financial statements the Company has incurred losses. This raises substantial doubt about its ability to continue as a going concern. These financial statements to not include any adjustments that might result from the outcome of this uncertainty.



\s\  Gruber  &  Company  LLC
Gruber  &  Company  LLC
Lake  St.  Louis MO 63367
February  21,  2008

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 2007 AND DECEMBER 31, 2006

                                                       DECEMBER 31,
                                                      2007       2006
                                                 ----------  ---------
     Assets
     Current Assets
         Cash and Cash Equivalents               $ 563,512   $      -
                                                 ----------  ---------
                                                   563,512
     Fixed Assets - Net                                  -          -
                                                 ----------  ---------
     Total assets                                $ 563,512   $      -
                                                 ==========  =========

     Liabilities and Stockholders Equity

     Accounts Payable and Accrued Expenses       $   3,454   $ 22,000
                                                 ----------  ---------
     Total Liabilities                               3,454     22,000

     Stockholders' Deficit

     Common Stock, authorized
       1,000,000,000  shares, 456,874,837
       and 12,529,837 issued and
       outstanding @.001 per share                 476,874     12,530
     Subscription Receivable                      (114,163)         -
     Subscription Payable                                -          -
     Additional Paid in Capital                    955,569          -
     Deficit Accumulated During
       the Development Stage                      (758,222)   (34,530)
                                                 ----------  ---------

     Total Stockholders' Deficit                   560,058    (22,000)
                                                 ----------  ---------

     Total Liabilities and Stockholders' Deficit $ 563,512   $      -
                                                 ==========  =========

   The accompanying notes are an integral part of these financial statements.

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

                                                    FOR THE YEARS ENDED
                                                         DECEMBER 31,
                                                      2008          2007
                                                 -------------  -----------
     Revenues                                    $          -   $        -

     Expenses
       Stock for Services                             548,750             -
       Professional Fees                               97,329             -
       Selling General and Administrative Costs        77,613        22,000
                                                 -------------  ------------
       Total                                         (723,692)       22,000
                                                 -------------  ------------

     Net Loss                                    $   (723,692)  $   (22,000)
                                                 =============  ============

     (Loss) per share                            $      (0.01)  $      0.00
                                                 =============  ============

     Weighted Average Shares Outstanding          129,616,816    12,529,837
                                                 =============  ============


                                  FROM INCEPTION TO
                                  DECEMBER 31, 2007
                                  -------------------

          Revenues                $                -
                                  -------------------

          Expenses
            Stock for Services               548,750
            Professional Fees                 97,329
            Selling General and
              Administrative Costs            99,613
                                  -------------------
          Total                              745,629
                                  ===================
          Net Loss                $         (745,629)


   The accompanying notes are an integral part of these financial statements.

                                              PREPAID CARD HOLDINGS, INC.
                                             (A DEVELOPMENT STAGE COMPANY)

                               CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

                                                                                             Additional   Retained
                   Common Stock           Preferred Stock     Subscription    Subscription   Paid in      Earnings
                   Shares       Amount    Shares    Amount    Receivable      Payable        Capital      (Deficit)   Total
                   -----------  --------  --------  --------  --------------  -------------  -----------  ----------  ----------
Balance January
1, 2006             12,529,837  $ 12,530            $         $           -   $           -  $            $ (12,530)  $       -

Net (Loss) for
the year ended
December 31, 2006            -         -         -         -              -               -            -    (22,000)    (22,000)
                   -----------  --------  --------  --------  --------------  -------------  -----------  ----------  ----------
Balance December
31, 2006            12,529,837    12,530         -         -              -               -            -    (34,530)    (22,000)

Stock issued
for cash            21,750,000    21,750         -         -              -               -      713,250          -     735,000

Shares receivable    2,531,250     2,531         -         -       (114,163)              -      111,632          -           -

Shares issued
for services         2,062,500     2,063         -         -              -               -      121,687          -     123,750

Net (Loss) for
the year ended
December 31, 2007            -         -         -         -              -               -            -   (723,692)   (723,692)
                   -----------  --------  --------  --------  --------------  -------------  -----------  ----------  ----------
Stock issued
for debt            13,000,000    13,000         -         -              -               -        9,000          -      22,000

Stock issued
for founder        425,000,000   425,000         -         -              -               -            -          -     425,000
                   -----------  --------  --------  --------  --------------  -------------  -----------  ----------  ----------
Balance December
31, 2007           476,873,587  $476,874         -  $      -  $    (114,163)  $           -  $   955,569  $(758,222)  $ 560,058
                   ===========  ========  ========  ========  ==============  =============  ===========  ==========  ==========

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006





                                               FOR THE YEARS ENDED
                                                   DECEMBER 31,           INCEPTION TO
                                                 2007         2006      DECEMBER 31, 2007
                                            -------------  ----------  -------------------
Cash Flows from Operating Activities:
Net Profit (Loss) for Year                  $   (723,692)  $ (22,000)  $         (745,692)
Common Stock issued for services                 548,750           -              548,750
Changes in Assets and Liabilities
Accounts Payable and Accrued Expenses            (18,546)     22,000                3,454
                                            -------------  ----------  -------------------
                                                (193,488)          -             (193,488)

Cash Flows from Investing Activities
Purchase of Fixed Assets                               -           -                    -
                                            -------------  ----------  -------------------

Net Cash Used by Investing Activities                  -           -                    -

Cash Flows from Financing Activities
Stock issued for debt                             22,000           -               22,000
Proceeds from the Issuance of Common Stock       735,000           -              735,000
Issuance of Preferred Stock net of assets              -           -                    -
                                            -------------  ----------  -------------------
Net Cash Flows from Financing Activities         757,000           -              757,000
                                            -------------  ----------  -------------------

Net Increase (Decrease) in cash                  563,512           -              563,512

Cash-beginning                                         -           -                    -
                                            -------------  ----------  -------------------
Cash-end                                    $    563,512   $       -   $          563,512
                                            =============  ==========  ===================

Supplemental disclosures:
Interest Paid                               $          -   $       -   $                -
Income Taxes paid                           $          -   $       -   $                -



   The accompanying notes are an integral part of these financial statements.

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS
                    DECEMBER 31, 2007 AND DECEMBER 31, 2006

NOTE  1  -  ORGANIZATION  AND  SIGNIFICANT  ACCOUNTING  POLICIES

Organization and Line of Business
---------------------------------

Berman Holdings, Inc. (the "Company") was incorporated under the name Nately National Corporation in the state of Nevada on October 8, 1986 and then changed its name National Health Care Alliance, Inc. The Company was dormant until October 11, 2007 when the Company acquired Berman Marketing Group, a wholly owned subsidiary as its operating business. In October 2007 the name was changed from National Health Care Alliance, Inc. to Berman Holdings, Inc.
The  company  trades  under  the  symbol  BRMN  on  the  pink  sheets.

The Company intends to enter in early 2008 the prepaid general use debit, ATM, POS and signature based card market. The Company's primary target audience is the non- banked and underserved individuals in the country.

Basis  of  Presentation/Going  Concern
--------------------------------------

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred losses and has yet to begin operations. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.


The Company is a development stage enterprise after its dormant period which commenced in October 2007 as planned principal operations have not commenced.


Principles  of  Consolidation
-----------------------------

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Berman Marketing Group, Inc. All material inter company balances and transactions have been eliminated on consolidation.

Stock  Based  Compensation
--------------------------
SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments
-----------------------------------

For certain of the Company's financial instruments, including cash and cash equivalents, other current assets, accounts payable, accrued interest and due to related party, the carrying amounts approximate fair value due to their short maturities.

Cash and Cash Equivalents
-------------------------

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Concentration of Credit Risk
----------------------------

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Impairment of Long-Lived Assets
-------------------------------

SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used.

Income  Taxes
-------------

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings  (Loss)  Per  Share
----------------------------

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.


Recently  Issued  Accounting  Pronouncements
--------------------------------------------

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements (FAS 160). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 159 no later than the first quarter of fiscal 2009. We are currently assessing the impact the adoption of SFAS No. 159 will have on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders' equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on the Company's financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS No. 157 in the first quarter of fiscal 2009. We are currently assessing the impact that the adoption of SFAS No. 157 will have on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise's financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The Company is in the process of evaluating the impact of the application of the Interpretation to its financial statements.


NOTE 2 - RELATED PARTY TRANSACTIONS

The Company issued 425,000,000 shares of its stock as founders shares to its president.


Based upon a marketing agreement, during 2007 the Company paid $52,000 to Merchant Processing International, Inc. a company which the President is a shareholder.


NOTE 3 - COMMON STOCK TRANSACTIONS

During 2007 the Company issued 464,343,750 shares of which 425,000,000 was for its founder, 13,000,000 for debt reduction of $22,000, 21,750,000 for cash of $725,000, 2,062,500 for services valued at market totaling $123,750, 2,531,250 for subscription receivable of $114,163. The founder also contributed capital of $10,000.

NOTE  4  -  INCOME  TAXES

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company has a net loss carryforward equal to approximately $700,000. The deferred tax asset related to this carryforward has been reserved in full due to the uncertainty of realization.

NOTE  5  -  COMMITMENTS

The Company is obligated under a lease arrangement for office space expiring in December 2008. Monthly terms indicate an amount of approximately $10,000 per month.

NOTE  6  -  SUBSEQUENT  EVENT

In January 2008 the Company received the subscription amount included in note 3 above.

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         PRO-FORMA FINANCIAL STATEMENTS
                               DECEMBER 31, 2007

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            PRO-FORMA BALANCE SHEETS
                               DECEMBER 31, 2007


                                                    DECEMBER 31,
                                                     2007      2006
                                                 -----------  ------
     Assets
     Current Assets
     Cash and Cash Equivalents                   $  577,331   $   -
          Total Current Assets                      577,331       -
                                                 -----------  ------
     Fixed Assets-Net                                 3,973       -
     Goodwill                                       751,132       -
                                                 -----------  ------
     Total assets                                $1,332,436   $   -
                                                 ===========  ======

     Liabilities and Stockholders' Equity
     Accounts Payable and Accrued Expenses       $    3,454   $   -
     Note Payable                                   187,500       -
                                                 -----------  ------
     Total Current Liabilities                      190,954

     Note Payable                                   562,500       -
                                                 -----------  ------
     Total Liabilities                              753,454       -

     Stockholders' Equity
     Common Stock, authorized
       1,000,000,000  shares, 499,373,587
        issued and outstanding @.001 per share      499,374       -
     Subscription Receivable                       (114,163)      -
     Subscription Payable                                 -       -
     Additional Paid in Capital                     951,993       -
     Deficit Accumulated During
       the Development Stage                       (758,222)      -
                                                 -----------  ------

     Total Stockholders' Equity                     578,982       -
                                                 -----------  ------

     Total Liabilities and Stockholders' Equity  $1,332,436   $   -
                                                 ===========  ======

   The accompanying notes are an integral part of these financial statements.

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       PRO-FORMA STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2007


                                                    FOR THE YEAR ENDED
                                                        DECEMBER 31
                                                      2007        2006
                                                 -------------  --------

     Revenues                                    $          -   $      -
                                                 -------------  --------


     Expenses
       Stock for Services                             548,750          -
       Professional Fees                               97,329          -
       Selling General and Administrative Costs        77,613          -
                                                 -------------  --------

       Total                                         (723,692)         -
                                                 -------------  --------

     Net Loss                                    $   (723,692)  $      -
                                                 =============  ========

     (Loss) per share                            $      (0.01)  $      -
                                                 =============  ========

     Weighted Average Shares Outstanding          129,678,459          -
                                                 =============  ========

Th    The accompanying notes are an integral part of these pro-forma financial statements.

                                              PREPAID CARD HOLDINGS, INC.
                                             (A DEVELOPMENT STAGE COMPANY)

                                 PRO-FORMA STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                              YEAR ENDED DECEMBER 31, 2007

                                                                                       Additional  Retained
                   Common Stock           Preferred Stock  Subscription  Subscription  Paid in     Earnings
                   Shares       Amount    Shares  Amount   Receivable    Payable       Capital     (Deficit)   Total
                   -----------  --------  ------  -------  ------------  ------------  ----------  ----------  ----------

Balance January
1, 2006             12,529,837  $ 12,530       -  $     -  $         -   $          -  $       -   $ (12,530)  $       -

Net (Loss) for
the year ended
December 31, 2006            -         -       -        -            -              -          -     (22,000)    (22,000)
                   -----------  --------  ------  -------  ------------  ------------  ----------  ----------  ----------

Balance December
31, 2006            12,529,837    12,530       -        -            -              -          -     (34,530)    (22,000)

Stock issued
for cash            21,750,000    21,750       -        -            -              -    713,250           -     735,000

Shares receivable    2,531,250     2,531       -        -     (114,163)             -    111,632           -           -

Shares issued
for services         2,062,500     2,063       -        -            -              -    121,687           -     123,750

Stock issued
for debt            13,000,000    13,000       -        -            -              -      9,000           -      22,000

Stock issued
for founder        425,000,000   425,000       -        -            -              -          -           -     425,000

Stock issued
for acquisition     22,500,000    22,500       -        -            -              -     (3,576)          -      18,924

Net (Loss) for
 the year ended
December 31, 2007            -         -       -        -            -              -          -    (723,692)   (723,692)
                   -----------  --------  ------  -------  ------------  ------------  ----------  ----------  ----------
Balance December
31, 2007           499,373,587  $499,374       -  $     -  $  (114,163)  $          -  $ 951,993   $(758,222)  $ 578,982
                   ===========  ========  ======  =======  ============  ============  ==========  ==========  ==========

               The accompanying notes are an integral part of these pro-forma financial statements.


                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       PRO-FORMA STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2007

                                             FOR THE YEAR ENDED
                                                DECEMBER 31,
                                                2007
                                            -----------  --------
Cash Flows from Operating Activities:
Net Profit (Loss) for Year                  $ (723,692)  $      -
Common Stock issued for services               548,750          -
Changes in Assets and Liabilities
Accounts Payable and Accrued Expenses          (18,546)
                                            -----------  --------
                                              (193,488)         -

Cash Flows from Investing Activities
Purchase of Fixed Assets and Goodwill         (758,681)         -
                                            -----------  --------

Net Cash Used by Investing Activities         (758,681)         -

Cash Flows from Financing Activities
Stock issued for debt and acquisition           44,500          -
Proceeds from the Issuance of Common Stock     735,000          -
Issuance of Note Payable                       750,000          -
                                            -----------  --------
Net Cash Flows from Financing Activities     1,529,500          -
                                            -----------  --------

Net Increase (Decrease) in cash                577,331          -

Cash-beginning                                       -          -
                                            -----------  --------
Cash-end                                    $  577,331   $      -
                                            ===========  ========

Supplemental disclosures:
Interest Paid                               $        -   $      -
Income Taxes paid                           $        -   $      -

    The accompanying notes are an integral part of these pro-forma financial statements.

                          PREPAID CARD HOLDINGS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       NOTES TO THE FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 2007

NOTE  1  -  ORGANIZATION  AND  SIGNIFICANT  ACCOUNTING  POLICIES

Organization and Line of Business
---------------------------------

Prepaid Card Holdings, Inc. formerly Berman Holdings, Inc. (the "Company") was incorporated under the name Nately National Corporation in the state of Nevada on October 8, 1986 and then changed its name National Health Care Alliance, Inc. The Company was dormant until October 11, 2007 when the Company acquired Berman Marketing Group, a wholly owned subsidiary as its operating business. In October 2007 the name was changed from National Health Care Alliance, Inc. to Berman
Holdings,  Inc.  The  company  trades  under the symbol BRMN on the pink sheets.

The Company intends to enter in early 2008 the prepaid general use debit, ATM, POS and signature based card market. The Company's primary target audience is the non-banked and underserved individuals in the country.

Basis  of  Presentation/Going  Concern
--------------------------------------

The accompanying pro forma financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has incurred losses and has yet to begin operations. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

The Company is a development stage enterprise after its dormant period which commenced in October 2007.

The financial statements presented indicate on a pro forma basis how the Company would appear at December 31, 2007 had the transaction of acquiring Merchant Processing Services had occurred on that date. The actual transaction closed on March 14, 2008. Merchant Processing was acquired for $750,000 plus 22,500,000 shares of stock, which were valued at par as the acquired company was a related party. The owner of the acquired company is the majority stockholder in Prepaid Holdings, Inc.

Principles  of  Consolidation
-----------------------------

 The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Berman Marketing Group, Inc. All material inter company balances and transactions have been eliminated on consolidation as well as Merchant Processing International.

Stock  Based  Compensation
--------------------------

SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments
-----------------------------------

For certain of the Company's financial instruments, including cash and cash equivalents, other current assets, accounts payable, accrued interest and due to related party, the carrying amounts approximate fair value due to their short maturities.

Cash and Cash Equivalents
-------------------------

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Concentration of Credit Risk
----------------------------

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Impairment of Long-Lived Assets
-------------------------------

SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used.

Income  Taxes
-------------

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings  (Loss)  Per  Share
----------------------------

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.


Recent  Accounting  Pronouncements
----------------------------------

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements (FAS 160). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 159 no later than the first quarter of fiscal 2009. We are currently assessing the impact the adoption of SFAS No. 159 will have on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders' equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on the Company's financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS No. 157 in the first quarter of fiscal 2009. We are currently assessing the impact that the adoption of SFAS No. 157 will have on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise's financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The Company is in the process of evaluating the impact of the application of the Interpretation to its financial statements.


NOTE 2 - RELATED PARTY TRANSACTIONS

The Company issued 425,000,000 shares of its stock as founders shares to its president.


Based upon a marketing agreement, during 2007 the Company paid $52,000 to Merchant Processing International, Inc. a company which the president is a shareholder.


The Company acquired Merchant Processing International in March 2008, the owner of which is a related party.

NOTE 3 - COMMON STOCK TRANSACTIONS

During 2007 the Company issued 464,343,750 shares of which 425,000,000 was for its founder, 13,000,000 for debt reduction of $22,000, 21,750,000 for cash of $725,000, 2,062,500 for services valued at market totaling $123,750, 2,531,250 for subscription receivable of $114,163. The founder also contributed capital of $10,000.

The company issued 22,500,000 shares of stock for Merchant Processing International.

NOTE  4  -  INCOME  TAXES

Income taxes are accounted for in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company has a net loss carryforward equal to approximately $700,000. The deferred tax asset related to this carryforward has been reserved in full due to the uncertainty of realization.

NOTE  5  -  COMMITMENTS

The Company is obligated under a lease arrangement for office space expiring in December 2008. Monthly terms indicate an amount of approximately $10,000 per month.

NOTE  6  -  SUBSEQUENT  EVENT

In January 2008 the Company received the subscription amount included in note 3 above.

NOTE  7-  GOODWILL

The Company has recognized Goodwill, which is the amount paid in excess of net assets, of Merchant Processing International. The Company issued a note for 750,000 plus 22,500,000 shares valued at par which totaled $772,500 which exceeded the net assets of cash of $17,395 and fixed assets of $3,973 by $751,132, the value of goodwill.

NOTE  8  -  NOTE  PAYABLE

The Company is indebted for the purchase of Merchant Processing International for $750,000, interest only at 7.25% from March 2008 to June 2008, then payable in monthly installments over 24 months of $31,250

NOTE  9  -  FIXED  ASSETS

Fixed Assets consist of Computers, Furniture and Fixtures and other office equipment with asset lives of between three and five years.

                    MERCHANT PROCESSING INTERNATIONAL, INC.
                                      DBA
                                  BANK FREEDOM

                              FINANCIAL STATEMENTS
                    DECEMBER 31, 2007 AND DECEMBER 31, 2006

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The  Board  of  Merchant  Processing  International  Inc.

We have audited the accompanying balance sheet of The Merchant Processing International Inc. as of December 31, 2007 and 2006 and the related statements of operations, stockholders equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its' operations and its' stockholders equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



\s\  Gruber  &  Company  LLC
Gruber  &  Company  LLC

Dated  May  25,  2008

                    MERCHANT PROCESSING INTERNATIONAL, INC.
                                      DBA
                                  BANK FREEDOM

                                 BALANCE SHEETS
                    DECEMBER 31, 2007 AND DECEMBER 31, 2006


                                           DECEMBER 31,    DECEMBER 31,
                                           2007            2006
                                           --------------  --------------
     Assets
     Current Assets
         Cash and Cash Equivalents         $      13,819   $         822
         Prepaid Costs                                 -           2,346
                                           --------------  --------------
                                                  13,819           3,168

     Fixed Assets - Net                            3,973           5,730
                                           --------------  --------------
     Total assets                          $      17,792   $       8,898

     Liabilities and Stockholders Equity (Deficit)

     Accounts Payable and
       Accrued Expenses                    $           -   $      10,225
                                           --------------  --------------
     Total Liabilities                                 -          10,225

     Stockholders Equity (Deficit)

     Common Stock, authorized,
       1,000,000 shares, $.01 par value,
       500,000 issued and
       outstanding respectively                    5,000           5,000
     Treasury Stock                              (25,000)        (25,000)
     Additional Paid in Capital
     Retained Deficit                             37,792          18,673
                                           --------------  --------------

     Total Stockholders' Equity (Deficit)         17,792          (1,327)
                                           --------------  --------------

     Total Liabilities and Stockholders
       Equity (Deficit)                    $      17,792   $       8,898
                                           ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                    MERCHANT PROCESSING INTERNATIONAL, INC.
                                      DBA
                                  BANK FREEDOM

                            STATEMENTS OF OPERATIONS
              YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

                                                  FOR THE YEARS ENDED
                                                      DECEMBER 31,
                                                    2007       2006
                                                  --------  ----------
     Revenues                                     $937,936  $1,173,992

     Expenses
       Consulting                                  558,280     262,512
       Professional Fees                            19,209     451,848
       Selling General and Administrative Costs    341,328     440,755
                                                  --------  ----------

       Total                                       918,817   1,155,115
                                                  --------  ----------

     Profit from Operations                         19,119      18,877

     Other Income (expense)                              -           -
                                                  --------  ----------

     Net Profit                                   $ 19,119  $   18,877
                                                  ========  ==========

     Profit (Loss) Per Share                      $   3.82  $     3.78
                                                  ========  ==========

     Weighted Average Shares Outstanding             5,000       5,000
                                                  ========  ==========

   The accompanying notes are an integral part of these financial statements.


                                          MERCHANT PROCESSING INTERNATIONAL, INC.
                                                            DBA
                                                       BANK FREEDOM

                                       STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                    YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

                                                 Common Stock      Treasury Stock            Retained
                                                 Shares   Amount   Shares  Amount     APIC   Earnings (Deficit)   Total
                                                 -------  -------  ------  ---------  -----  -------------------  ---------
Balance, January 1, 2006                         500,000  $ 5,000       -  $      -   $   -  $             (204)  $  4,796
Treasury Stock issued                                  -        -       -   (25,000)      -                   -    (25,000)
Net Profit for the Year ended December 31, 2006        -        -       -         -       -              18,877     18,877
                                                 -------  -------  ------  ---------  -----  -------------------  ---------
Balance December 31, 2006                        500,000    5,000       -   (25,000)      -              18,673     (1,327)
Net Profit for the Year ended December 31, 2007        -        -       -         -       -              19,119     19,119
                                                 -------  -------  ------  ---------  -----  -------------------  ---------
Balance December 31, 2007                        500,000    5,000       -   (25,000)      -              37,792     17,792
                                                 =======  =======  ======  =========  =====  ===================  =========

                    MERCHANT PROCESSING INTERNATIONAL, INC.
                                      DBA
                                  BANK FREEDOM

                            STATEMENTS OF CASH FLOWS
              YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

                              FOR THE YEARS ENDED
          DECEMBER 31,

                    MERCHANT PROCESSING INTERNATIONAL, INC.
                                      DBA
                                  BANK FREEDOM

                            STATEMENTS OF CASH FLOWS
              YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006


                                                   2007       2006
                                               ---------  ---------
     Cash Flows from Operating Activities:
     Net Profit for Year                       $ 19,119   $ 18,877

     Adjustments to reconcile net loss to
     cash used by operating activities
     Depreciation                                 3,076      3,106

     Changes in Assets and Liabilities
     Decrease in Prepaid Expenses                 2,346     11,847

     Accounts Payable and Accrued Expenses      (10,225)   (27,024)
                                               ---------  ---------
                                                 14,316      6,806

     Cash Flows from Investing Activities
     Purchase of Fixed Assets                    (1,319)      (535)
                                               ---------  ---------

     Net Cash Used by Investing Activities       (1,319)      (535)

     Cash Flows from Financing Activities
     Repurchase of Treasury Stock                     -    (25,000)
                                               ---------  ---------
     Net Cash Flows from Financing Activities         -    (25,000)
                                               ---------  ---------

     Net Increase (Decrease) in cash             12,997    (18,729)

     Cash-beginning                                 822     19,551
                                               ---------  ---------
     Cash-end                                  $ 13,819   $    822
                                               =========  =========

     Supplemental disclosures:
     Interest Paid                             $      -   $      -
     Income Taxes paid                         $      -   $      -

   The accompanying notes are an integral part of these financial statements.

                    MERCHANT PROCESSING INTERNATIONAL, INC.
                                      DBA
                                  BANK FREEDOM

                       NOTES TO THE FINANCIAL STATEMENTS
                    DECEMBER 31, 2007 AND DECEMBER 31, 2006

NOTE  1  -  ORGANIZATION  AND  SIGNIFICANT  ACCOUNTING  POLICIES

Organization and Line of Business
---------------------------------

Merchant Processing International, Inc. (the "Company") was incorporated in the state of California on July 18, 2005. The Company is a credit card processing firm.

Basis  of  Presentation
-----------------------

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Stock  Based  Compensation
--------------------------

SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of grant and is recognized over the periods in which the related services are rendered. For stock based compensation the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Fair Value of Financial Instruments
-----------------------------------

For certain of the Company's financial instruments, including cash and cash equivalents, other current assets, accounts payable, accrued interest and due to related party, the carrying amounts approximate fair value due to their short maturities.

Cash and Cash Equivalents
-------------------------

For purposes of the statements of cash flows, the Company defines cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less, plus all certificates of deposit.

Concentration of Credit Risk
----------------------------

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents and accounts receivables. The Company places its cash with high quality financial institutions and at times may exceed the FDIC $100,000 insurance limit. The Company extends credit based on an evaluation of the customer's financial condition, generally without collateral. Exposure to losses on receivables is principally dependent on each customer's financial condition. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses, as required.

Impairment of Long-Lived Assets
-------------------------------

SFAS No. 144 requires that long-lived assets to be disposed of by sale, including those of discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. SFAS No. 144 broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS No. 144 also establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. The Company impaired its acquisition of its subsidiary as its valuation determined it would not be returning the profits it had anticipated, as well as the Company's decision to relinquish the subsidiary effective July 15, 2007. (See subsequent events)

Income  Taxes
-------------

The Company for 2006 and 2007 was a subchapter S Corporation, whereby the individual shareholders report their proportional income of the Company earnings and therefore there is no provision for income taxes included in these financial statements.

Earnings  Per  share
--------------------

The Company reports earnings (loss) per share in accordance with SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed conversion of options and warrants to purchase common shares would have an anti-dilutive effect.

RECENT ACCOUNTING PRONOUNCEMENTS
--------------------------------

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (FAS 141(R)). This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. FAS 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 141(R) no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160. Noncontrolling Interests in Consolidated Financial Statements (FAS 160). This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for fiscal years beginning after December 15, 2008. We will adopt FAS 160 no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We will adopt SFAS No. 159 no later than the first quarter of fiscal 2009. We are currently assessing the impact the adoption of SFAS No. 159 will have on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders' equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. We adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on the Company's financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a framework for measuring fair value in generally accepted accounting principles, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will adopt SFAS No. 157 in the first quarter of fiscal 2009. We are currently assessing the impact that the adoption of SFAS No. 157 will have on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48). This interpretation clarifies the application of SFAS No. 109, Accounting for Income Taxes, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise's financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The Company is in the process of evaluating the impact of the application of the Interpretation to its financial statements.

NOTE 2 - FIXED ASSETS

Fixed Assets consist of Computers, Furniture and Fixtures and other office equipment with asset lives of between three and five years. At December 31, 2007:

     Computers                        $ 3,682
     Furniture, Fixtures Equipment      6,807
                                      -------
     Total                            $10,489

     Accumulated Depreciation           6,516
                                      -------
     Net                              $ 3,973

Depreciation Expense in 2007 and 2006 was 3,076 and 3,106.


NOTE 3 - RELATED PARTY TRANSACTIONS

During 2006 the Company paid a management fee of $21,000 to its majority stockholder.

NOTE 4- LEASE COMMITMENT

The Company has a month to month sub lease agreement.

NOTE 5-SUBSEQENT EVENT

On March 14, 2008, the Company was acquired by a public entity for 22,500,000 shares of the entity plus $750,000, interest only to June 1, 2008, at 7.25%, then monthly payments of $31,250 for 24 months.